Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION RELEASE
SECOND QUARTER 2008
(Dollars in millions, except per share amounts, unless otherwise stated)

The following information (the “Supplemental Financial Information Release” or “Release”) should be read in connection with SLM Corporation’s (the “Company’s”) press release for second quarter 2008 earnings, dated July 23, 2008.

The Supplemental Financial Information Release contains forward-looking statements and information based on management’s current expectations as of the date of the Release. Statements that are not historical facts, including statements about our beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the occurrence of any event, change or other circumstances that could give rise to our ability to cost-effectively refinance the aggregate $34 billion asset-backed financing facilities, due February 2009, which closed in the first quarter of 2008 (collectively, the “2008 Asset-Backed Financing Facilities”), including any potential foreclosure on the student loans under those facilities following their termination; increased financing costs; limited liquidity; any adverse outcomes in any significant litigation to which we are a party; our derivative counterparties terminating their positions with the Company if permitted by their contracts and the Company substantially incurring additional costs to replace any terminated positions; changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and regulations and from the implementation of applicable laws and regulations) which, among other things, may reduce the volume, average term and yields on student loans under the Federal Family Education Loan Program (“FFELP”), may result in loans being originated or refinanced under non-FFELP programs, or may affect the terms upon which banks and others agree to sell FFELP loans to the Company. The Company could also be affected by: changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; incorrect estimates or assumptions by management in connection with the preparation of our consolidated financial statements; changes in the composition of our Managed FFELP and Private Education Loan portfolios; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; changes in projections of losses from loan defaults; changes in general economic conditions; changes in prepayment rates and credit spreads; and changes in the demand for debt management services and new laws or changes in existing laws that govern debt management services. All forward-looking statements contained in the Release are qualified by these cautionary statements and are made only as of the date this Release is filed. The Company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

Definitions for capitalized terms in this document can be found in the Company’s 2007 Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 29, 2008.

Certain reclassifications have been made to the balances as of and for the quarters ended June 30, 2007, to be consistent with classifications adopted for the quarter ended June 30, 2008.

DISCUSSION OF CONSOLIDATED RESULTS OF OPERATIONS

Three Months Ended June 30, 2008 Compared to Three Months Ended March 31, 2008

For the three months ended June 30, 2008, net income was $266 million or $.50 diluted earnings per share, compared to a net loss of $104 million, or $.28 diluted loss per share, for the three months ended March 31, 2008. The effective tax rate for those periods was 36 percent and 38 percent, respectively. Pre-tax income increased by $588 million versus the prior quarter primarily due to an increase of $635 million in net gains on derivative and hedging activities. Net gains on derivative and hedging activities were $362 million in the second quarter of 2008 compared to net losses of $273 million in the prior quarter. The increase in net gains on derivative and hedging activities were primarily related to an increase in unrealized gains on Floor Income Contracts in the second quarter of 2008 due to an increase in interest rates.

There were no gains on student loan securitizations in either the first or second quarters of 2008 since the Company did not complete any off-balance sheet securitizations. The Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” on January 1, 2008, and elected the fair value option on all of the Residual Interests effective January 1, 2008. The Company made this election in order to simplify the accounting for Residual Interests by having all Residual Interests under one accounting model. Prior to this election, Residual Interests were accounted for either under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” with changes in fair value recorded through other comprehensive income or under SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” with changes in fair value recorded through income. The Company reclassified the related accumulated other comprehensive income of $195 million into retained earnings. Equity was not impacted at transition on January 1, 2008. Changes in fair value of Residual Interests on and after January 1, 2008 are recorded through the income statement. The Company has not elected the fair value option for any other financial instruments at this time. Servicing and securitization revenue decreased by $106 million from $108 million in the first quarter of 2008 to $2 million in the second quarter of 2008. This decrease was primarily due to a current-quarter $192 million unrealized mark-to-market loss on the Company’s Residual Interests recorded under SFAS No. 159 compared to a prior-quarter $88 million unrealized mark-to-market loss on the Company’s Residual Interests recorded under SFAS No. 159. The increase in the unrealized loss recorded under SFAS No. 159 was primarily a result of an increase to the discount rate assumption related to the Private Education Loan Residual Interest in the second quarter of 2008.

Net interest income after provisions for loan losses increased by $120 million in the second quarter of 2008 over the first quarter. This increase was due to a $126 million increase in net interest income, offset by a $6 million increase in provisions for loan losses. The increase in net interest income was primarily due to an increase in the student loan spread (see “LENDING BUSINESS SEGMENT — Net Interest Income — Net Interest Margin — On-Balance Sheet”), which was partially offset by an increase in the 2008 Asset-Backed Financing Facilities Fees.

In the second quarter of 2008, fee and other income and collections revenue totaled $243 million, a $28 million decrease from $271 million in the prior quarter. This decrease was primarily the result of a $51 million impairment related to declines in the fair value of mortgage loans and real estate held by the Company’s mortgage purchased paper subsidiary (see “ASSET PERFORMANCE GROUP BUSINESS SEGMENT”).

The Company is currently restructuring its business in response to the impact of The College Cost Reduction and Access Act of 2007 (“CCRAA”), and current challenges in the capital markets. As part of the Company’s cost reduction efforts, restructuring expenses of $47 million and $21 million were recognized in the current quarter and prior quarter, respectively. The majority of these restructuring expenses were severance costs related to the aggregate of completed and planned position eliminations totaling approximately 2,500 positions (representing approximately 23 percent of the overall employee population) across all areas of the Company. Cumulative restructuring expenses from the fourth quarter of 2007 through the second quarter of 2008 totaled $90 million. The Company estimates an additional $24 million of restructuring expenses associated with its current cost reduction efforts will be incurred in future periods.

Operating expenses, excluding $6 million of reorganization-related asset impairments recognized in the second quarter of 2008, were $348 million in the second quarter of 2008 compared to $356 million in the first quarter of 2008. This $8 million decrease in operating expenses was primarily due to the Company’s cost reduction efforts discussed above.

Three Months Ended June 30, 2008 Compared to Three Months Ended June 30, 2007

For the three months ended June 30, 2008, our net income was $266 million or $.50 diluted earnings per share, compared to net income of $966 million, or $1.03 diluted earnings per share, for the three months ended June 30, 2007. The effective tax rate for those periods was 36 percent and 10 percent, respectively. The movement in the effective tax rate was primarily driven by the permanent tax impact of excluding non-taxable gains and losses on the equity forward contracts which were marked to market through earnings under SFAS No. 133. The Company settled all of its outstanding equity forward contracts in January 2008. Pre-tax income decreased by $650 million versus the year-ago quarter primarily due to a decrease in net gains on derivative and hedging activities from $822 million in the year-ago quarter to $362 million in the second quarter of 2008.

There were no gains on student loan securitizations in either the second quarter of 2008 or the year-ago quarter since the Company did not complete any off-balance sheet securitizations in those periods. Servicing and securitization revenue decreased by $131 million from $133 million in the second quarter of 2007 to $2 million in the second quarter of 2008. This decrease was primarily due to a current-quarter $192 million unrealized mark-to-market loss recorded under SFAS No. 159 compared to a year-ago quarter $57 million unrealized mark-to-market loss, which included impairment and an unrealized mark-to-market loss recorded under SFAS No. 155. The increase in the unrealized loss recorded under SFAS No. 159 was primarily a result of an increase to the discount rate assumption related to the Private Education Loan Residual Interest in the second quarter of 2008, discussed above.

Net interest income after provisions for loan losses increased by $9 million in the second quarter from the year-ago quarter. This increase was due to a $4 million increase in net interest income, offset by a $5 million decrease in provisions for loan losses. The increase in net interest income was primarily due to an increase in the student loan spread (see “LENDING BUSINESS SEGMENT — Net Interest Income — Net Interest Margin — On-Balance Sheet”) and a $25 billion increase in the average balance of on-balance sheet student loans, partially offset by an increase in the 2008 Asset-Backed Financing Facilities Fees.

In the second quarter of 2008, fee and other income and collections revenue totaled $243 million, a $33 million decrease from $276 million in the year-ago quarter. This decrease was primarily the result of a $51 million impairment related to declines in the fair value of mortgage loans and real estate held by the Company’s mortgage purchased paper subsidiary (see “ASSET PERFORMANCE GROUP BUSINESS SEGMENT”).

Restructuring expenses of $47 million were recognized in the second quarter of 2008, as previously discussed, with no such expenses recognized in the year-ago quarter.

Operating expenses, excluding $6 million of reorganization-related asset impairments recognized in the second quarter of 2008, were $348 million in the second quarter of 2008 compared to $399 million in the second quarter of 2007. This $51 million decrease in operating expenses was primarily due to a $37 million decrease in Merger-related expenses and to the Company’s current cost reduction efforts discussed above.

Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007

For the six months ended June 30, 2008, our net income was $162 million or $.23 diluted earnings per share, compared to net income of $1.1 billion, or $1.82 diluted earnings per share, for the six months ended June 30, 2007. The effective tax rate for those periods was 35 percent and 28 percent, respectively. The movement in the effective tax rate was primarily driven by the permanent tax impact of excluding non-taxable gains and losses on the equity forward contracts which were marked to market through earnings under SFAS No. 133. The Company settled all of its outstanding equity forward contracts in January 2008. Pre-tax income decreased by $1.2 billion versus the year-ago period primarily due to a decrease in net gains on derivative and hedging activities from $465 million in the six months ended June 30, 2007 to $89 million in the six months ended June 30, 2008, and by a decrease in gains on student loan securitizations.

There were no gains on student loan securitizations in the six months ended June 30, 2008 compared to gains of $367 million in the year-ago period. The Company did not complete any off-balance sheet securitizations in the first half of 2008 versus one Private Education Loan securitization in the first half of 2007. Servicing and securitization revenue decreased by $276 million from $385 million in the six months ended 2007 to $109 million in the current period. This decrease was primarily due to a $280 million unrealized mark-to-market loss recorded under SFAS No. 159 in the six months ended June 30, 2008 compared to a $11 million unrealized mark-to-market gain in the six months ended June 30, 2007, which included both impairment and an unrealized mark-to-market gain recorded under SFAS No. 155. The increase in the unrealized loss recorded under SFAS No. 159 was primarily a result of an increase to the discount rate assumption related to the Private Education Loan Residual Interest in the second quarter of 2008.

Net interest income after provisions for loan losses decreased by $115 million in the six months ended June 30, 2008 from the year-ago period. This decrease was due to a $134 million decrease in net interest income, offset by an $18 million decrease in provisions for loan losses. The decrease in net interest income was primarily due to a decrease in the student loan spread (see “LENDING BUSINESS SEGMENT — Net Interest Income — Net Interest Margin — On-Balance Sheet”) and an increase in the 2008 Asset-Backed Facilities Financing Fees.

In the first half of 2008, fee and other income and collections revenue totaled $513 million, a $52 million decrease from $565 million in the year-ago period. This decrease was primarily the result of a $51 million impairment related to declines in the fair value of mortgage loans and real estate held by the Company’s mortgage purchased paper subsidiary (see “ASSET PERFORMANCE GROUP BUSINESS SEGMENT”).

Restructuring expenses of $67 million were recognized in the six months ended June 30, 2008, as previously discussed, with no such expenses recognized in the year-ago period.

Operating expenses, excluding $6 million of reorganization-related asset impairments recognized in the second quarter of 2008, were $703 million in the first half of 2008 compared to $755 million in the year-ago period. This $52 million decrease in operating expenses was primarily due to a $37 million decrease in Merger-related expenses and the Company’s current cost reduction efforts discussed above.

Other Income

The following table summarizes the components of “Other income” in the consolidated statements of income for the quarters ended June 30, 2008, March 31, 2008 and June 30, 2007 and for the six months ended June 30, 2008 and 2007.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Late fees and forbearance fees	$34	$37	$32	$71	$67
Asset servicing and other transaction fees	26	26	26	52	51
Loan servicing fees	6	7	6	12	14
Gains on sales of mortgages and other loan fees	1	1	4	2	7
Other	42	23	21	65	46

Total other income	$109	$94	$89	$202	$185

The increase in other income for the three and six months ended June 30, 2008 compared to the prior periods reported above was primarily due to gains recognized on the Company’s repurchase of a portion of its unsecured debt with short-term maturities during the second quarter of 2008.

EARNINGS RELEASE SUMMARY

The following table summarizes GAAP income statement items (on a tax-effected basis) that are disclosed separately in the Company’s press releases of earnings or the Company’s quarterly earnings conference calls for the quarters ended June 30, 2008, March 31, 2008, and June 30, 2007 and for the six months ended June 30, 2008 and 2007.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands)	2008	2008	2007	2008	2007

Reported net income (loss)	$265,736	$(103,804)	$966,471	$161,932	$1,082,624
Preferred stock dividends	(27,391)	(29,025)	(9,156)	(56,416)	(18,249)

Reported net income (loss) attributable to common stock	238,345	(132,829)	957,315	105,516	1,064,375
Expense items disclosed separately (tax-effected):
Merger-related financing fees(1)	—	—	8,839	—	8,839
Merger-related professional fees and other costs	—	—	23,275	—	23,590
Restructuring expenses	29,446	12,903	—	42,349	—
Other reorganization-related asset impairments	3,779	—	—	3,779	—
Acceleration of premium amortization expense on loans(2)	—	33,818	—	33,818	—

Total expense items disclosed separately (tax-effected)	33,225	46,721	32,114	79,946	32,429

Net income (loss) attributable to common stock excluding the impact of items disclosed separately	271,570	(86,108)	989,429	185,462	1,096,804
Adjusted for dividends of convertible preferred stock series C(3)	20,844	—	—	—	—
Adjusted for debt expense of contingently convertible debt instruments, net of tax	—	—	17,679	—	35,189
Adjusted for non-taxable unrealized gains on equity forwards	—	—	(507,072)	—	(272,191)

Net income (loss) attributable to common stock excluding the impact of items disclosed separately, adjusted	$292,414	$(86,108)	$500,036	$185,462	$859,802

Average common and common equivalent shares outstanding(4)	517,954	466,580	452,406	467,316	454,139

(1)	Merger-related financing fees are the commitment and liquidity fees related to the financing facility in connection with the Merger Agreement, now terminated.

(2)	The Company’s decision to cease consolidating FFELP Stafford loans and Consolidation Loans for the foreseeable future (considering the CCRAA’s impact on the economics of a Consolidation Loan as well as the Company’s increased cost of funds given the current credit market environment) resulted in a one-time, cumulative catch-up adjustment in premium amortization expense, due to shortening the assumed average lives of Stafford loans, which previously had an assumption that a portion of the underlying Stafford loans would consolidate internally, extending the average life of such loans. Consolidation Loans generally have longer terms to maturity than Stafford loans.

(3)	There was no impact on diluted earnings (loss) per common share for the prior quarter and the six months ended June 30, 2008, because the effect of the assumed conversion was anti-dilutive. The convertible preferred stock series C was issued in the fourth quarter of 2007.

(4)	Common equivalent shares outstanding were anti-dilutive for the quarter ended March 31, 2008.

The following table summarizes “Core Earnings” income statement items (on a tax-effected basis) that are disclosed separately in the Company’s press releases of earnings or the Company’s quarterly earnings conference calls for the quarters ended June 30, 2008, March 31, 2008, and June 30, 2007 and for the six months ended June 30, 2008 and 2007.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands)	2008	2008	2007	2008	2007

“Core Earnings” net income (loss)	$155,642	$188,314	$188,998	$343,956	$440,206
Preferred stock dividends	(27,391)	(29,025)	(9,156)	(56,416)	(18,249)

“Core Earnings” net income (loss) attributable to common stock	128,251	159,289	179,842	287,540	421,957
Expense items disclosed separately (tax-effected):
Merger-related financing fees(1)	—	—	8,839	—	8,839
Merger-related professional fees and other costs	—	—	23,275	—	23,590
Restructuring expenses	29,446	13,110	—	42,556	—
Other reorganization-related asset impairments	3,779	—	—	3,779	—
Acceleration of premium amortization expense on loans(2)	—	52,106	—	52,106	—

Total expense items disclosed separately (tax-effected)	33,225	65,216	32,114	98,441	32,429

Net income (loss) attributable to common stock, excluding the impact of items disclosed separately	$161,476	$224,505	$211,956	$385,981	$454,386

Average common and common equivalent shares outstanding	467,385	467,247	422,094	467,316	425,243

(1)	Merger-related financing fees are the commitment and liquidity fees related to the financing facility in connection with the Merger Agreement, now terminated.

(2)	The Company’s decision to cease consolidating FFELP Stafford loans and Consolidation Loans for the foreseeable future (considering the CCRAA’s impact on the economics of a Consolidation Loan as well as the Company’s increased cost of funds given the current credit market environment) resulted in a one-time, cumulative catch-up adjustment in premium amortization expense, due to shortening the assumed average lives of Stafford loans, which previously had an assumption that a portion of the underlying Stafford loans would consolidate internally, extending the average life of such loans. Consolidation Loans generally have longer terms to maturity than Stafford loans.

BUSINESS SEGMENTS

The results of operations of the Company’s Lending, Asset Performance Group (“APG”), and Corporate and Other business segments are presented below, using our “Core Earnings” presentation.

The Lending business segment section includes all discussion of income and related expenses associated with the net interest margin, the student loan spread and its components, the provisions for loan losses, and other fees earned on our Managed portfolio of student loans. The APG business segment reflects the fees earned and expenses incurred in providing accounts receivable management and collection services. Our Corporate and Other business segment includes our remaining fee businesses and other corporate expenses that do not pertain directly to the primary segments identified above.

As previously discussed, on January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements,” and SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115.” The fair value adjustments of the items impacted by

SFAS No. 157 and SFAS No. 159 under GAAP are not included in “Core Earnings” net income and therefore the adoption of SFAS No. 157 and SFAS No. 159 did not impact the “Core Earnings” presentation for the three or six months ended June 30, 2008.

Pre-tax Differences between “Core Earnings” and GAAP

Our “Core Earnings” are the primary financial performance measures used by management to evaluate performance and to allocate resources. Accordingly, financial information is reported to management on a “Core Earnings” basis by reportable segment, as these are the measures used regularly by our chief operating decision makers. Our “Core Earnings” are used in developing our financial plans, tracking results, and establishing corporate performance targets. Management believes this information provides additional insight into the financial performance of the Company’s core business activities. “Core Earnings” net income reflects only current period adjustments to GAAP net income, as described in the more detailed discussion of the differences between “Core Earnings” and GAAP that follows, which includes further detail on each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

1)	Securitization Accounting: Under GAAP, certain securitization transactions in our Lending operating segment are accounted for as sales of assets. Under “Core Earnings” for the Lending operating segment, we present all securitization transactions on a “Core Earnings” basis as long-term non-recourse financings. The upfront “gains” on sale from securitization transactions, as well as ongoing “servicing and securitization revenue” presented in accordance with GAAP, are excluded from “Core Earnings” and are replaced by interest income, provisions for loan losses, and interest expense as earned or incurred on the securitization loans. We also exclude transactions with our off-balance sheet trusts from “Core Earnings” as they are considered intercompany transactions on a “Core Earnings” basis.

The following table summarizes “Core Earnings” securitization adjustments for the Lending operating segment for the quarters ended June 30, 2008, March 31, 2008 and June 30, 2007 and for the six months ended June 30, 2008 and 2007.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

“Core Earnings” securitization adjustments:
Net interest income on securitized loans, before provisions for loan losses and before intercompany transactions	$(256)	$(194)	$(217)	$(449)	$(432)
Provisions for loan losses	49	44	99	93	146

Net interest income on securitized loans, after provisions for loan losses, before intercompany transactions	(207)	(150)	(118)	(356)	(286)
Intercompany transactions with off-balance sheet trusts	(42)	(37)	(30)	(79)	(60)

Net interest income on securitized loans, after provisions for loan losses	(249)	(187)	(148)	(435)	(346)
Gains on student loan securitizations	—	—	—	—	367
Servicing and securitization revenue	2	108	133	109	385

Total “Core Earnings” securitization adjustments(1)	$(247)	$(79)	$(15)	$(326)	$406

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

“Intercompany transactions with off-balance sheet trusts” in the above table relate primarily to losses incurred through the repurchase of delinquent loans from our off-balance sheet securitization trusts. When Private Education Loans in our securitization trusts settling before September 30, 2005, become 180 days delinquent, we typically exercise our contingent call option to repurchase these loans at par value out of the trust and record a loss for the difference in the par value paid and the fair market value of the loan at the time of purchase. We do not hold the contingent call option for any trusts settled after September 30, 2005.

2)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused primarily by the one-sided mark-to-market derivative valuations prescribed by SFAS No. 133 on derivatives that do not qualify for “hedge treatment” under GAAP. These unrealized gains and losses occur in our Lending operating segment, and occurred in our Corporate and Other reportable segment related to equity forward contracts in the year-ago quarters. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item’s life. “Core Earnings” also exclude the gain or loss on equity forward contracts that under SFAS No. 133, are required to be accounted for as derivatives and are marked-to-market through earnings.

SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. We believe that our derivatives are effective economic hedges, and as such, are a critical element of our interest rate risk management strategy. However, some of our derivatives, primarily Floor Income Contracts, certain basis swaps and equity forward contracts (discussed in detail below), do not qualify for “hedge treatment” as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The gains and losses described in “Gains (losses) on derivative and hedging activities, net” are primarily caused by interest rate and foreign currency exchange rate volatility, changing credit spreads and changes in our stock price during the period as well as the volume and term of derivatives not receiving hedge treatment.

Our Floor Income Contracts are written options that must meet more stringent requirements than other hedging relationships to achieve hedge effectiveness under SFAS No. 133. Specifically, our Floor Income Contracts do not qualify for hedge accounting treatment because the paydown of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The change in the value of Floor Income Contracts is primarily caused by changing interest rates that cause the amount of Floor Income earned on the underlying student loans and paid to the counterparties to vary. This is economically offset by the change in value of the student loan portfolio, including our Retained Interests, earning Floor Income but that offsetting change in value is not recognized under SFAS No. 133. We believe the Floor Income Contracts are economic hedges because they effectively fix the amount of Floor Income earned over the contract period, thus eliminating the timing and uncertainty that changes in interest rates can have on Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts.

Basis swaps are used to convert floating rate debt from one floating interest rate index to another to better match the interest rate characteristics of the assets financed by that debt. We primarily use basis swaps to change the index of our floating rate debt to better match the cash flows of our student loan assets that are primarily indexed to a commercial paper, Prime or Treasury bill index. In addition, we use basis swaps to convert debt indexed to the Consumer Price Index to 3 month LIBOR debt. SFAS No. 133 requires that when using basis swaps, the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk, however they generally do not meet this effectiveness test because most of our FFELP student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that do not meet the SFAS No. 133 effectiveness test that economically hedge off-balance sheet instruments. As a result, under GAAP these swaps are recorded at fair value with changes in fair value reflected currently in the income statement.

Under SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” equity forward contracts that allow a net settlement option either in cash or the Company’s stock are required to be accounted for as derivatives in accordance with SFAS No. 133. As a result, we account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and mark them to market through earnings. They do not qualify as effective SFAS No. 133 hedges, as a requirement to achieve hedge accounting is the hedged item must impact net income and the settlement of these contracts through the purchase of our own stock does not impact net income. The Company settled all of its equity forward contracts in January 2008.

The table below quantifies the adjustments for derivative accounting under SFAS No. 133 on net income for the quarters ended June 30, 2008, March 31, 2008 and June 30, 2007, and for the six months ended June 30, 2008 and 2007, when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$362	$(273)	$822	$89	$465
Less: Realized (gains) losses on derivative and hedging activities, net(1)	85	(91)	20	(6)	45

Unrealized gains (losses) on derivative and hedging activities, net	447	(364)	842	83	510
Other pre-SFAS No. 133 accounting adjustments	4	1	—	4	—

Total net impact of SFAS No. 133 derivative accounting(2)	$451	$(363)	$842	$87	$510

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges under SFAS No. 133 to be recorded in a separate income statement line item below net interest income. The table below summarizes the realized losses on derivative and hedging activities, and the associated reclassification on a “Core Earnings” basis for the quarters ended June 30, 2008, March 31, 2008 and June 30, 2007 and the six months ended June 30, 2008 and 2007.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(175)	$(140)	$(9)	$(315)	$(16)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	86	231	(11)	317	(29)
Net realized gains (losses) on terminated derivative contracts reclassified to other income	4	—	—	4	—

Total reclassifications of realized (gains) losses on derivative and hedging activities	(85)	91	(20)	6	(45)
Add: Unrealized gains (losses) on derivative and hedging activities, net(1)	447	(364)	842	83	510

Gains (losses) on derivative and hedging activities, net	$362	$(273)	$822	$89	$465

(1)	“Unrealized gains (losses) on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Floor Income Contracts	$569	$(295)	$81	$274	$86
Equity forward contracts	—	—	796	—	384
Basis swaps	(157)	(132)	(38)	(289)	22
Other	35	63	3	98	18

Total unrealized gains (losses) on derivative and hedging activities, net	$447	$(364)	$842	$83	$510

Unrealized gains and losses on Floor Income Contracts are primarily caused by changes in interest rates. In general, an increase in interest rates results in an unrealized gain and vice versa. Unrealized gains and losses on equity forward contracts fluctuate with changes in the Company’s stock price. Unrealized gains and losses on basis swaps result from changes in the spread between indices, primarily as it relates to Consumer Price Index (“CPI”) swaps economically hedging debt issuances indexed to CPI and on changes in the forward interest rate curves that impact basis swaps hedging repricing risk between quarterly reset debt and daily reset assets.

3)	Floor Income: The timing and amount (if any) of Floor Income earned in our Lending operating segment is uncertain and in excess of expected spreads. Therefore, we exclude such income from “Core Earnings” when it is not economically hedged. We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed above in “Derivative Accounting,” these derivatives do not qualify as effective accounting hedges, and therefore, under GAAP, they are marked-to-market through the “gains (losses) on derivative and hedging activities, net” line in the consolidated statement of income with no offsetting gain or loss recorded for the economically hedged items. For “Core Earnings,” we reverse the fair value adjustments on the Floor Income Contracts and futures economically hedging Floor Income and include the amortization of net premiums received in income.

The following table summarizes the Floor Income adjustments in our Lending operating segment for the quarters ended June 30, 2008, March 31, 2008 and June 30, 2007 and for the six months ended June 30, 2008 and 2007.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

“Core Earnings” Floor Income adjustments:
Floor Income earned on Managed loans, net of payments on Floor Income Contracts	$25	$32	$—	$58	$—
Amortization of net premiums on Floor Income Contracts and futures in net interest income	(44)	(38)	(39)	(82)	(78)

Total “Core Earnings” Floor Income adjustments(1)	$(19)	$(6)	$(39)	$(24)	$(78)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

4)	Acquired Intangibles: Our “Core Earnings” exclude goodwill and intangible impairment and the amortization of acquired intangibles. For the quarters ended June 30, 2008, March 31, 2008 and June 30, 2007, goodwill and intangible impairment and the amortization of acquired intangibles totaled $15 million, $15 million and $17 million, respectively, and for the six months ended June 30, 2008 and 2007, totaled $31 million and $40 million, respectively. We did not recognize any impairment in the current, prior or year-ago quarters.

LENDING BUSINESS SEGMENT

In our Lending business segment, we originate and acquire federally guaranteed student loans and Private Education Loans, which are not federally guaranteed. Typically a Private Education Loan is made in conjunction with a FFELP Stafford loan and as a result is marketed through the same marketing channels as FFELP Stafford loans. While FFELP loans and Private Education Loans have different overall risk profiles due to the federal guarantee of the FFELP loans, they share many of the same characteristics such as similar repayment terms, the same marketing channel and sales force, and are originated and serviced on the same servicing platform. Finally, where possible, the borrower receives a single bill for both FFELP and Private Education Loans.

As a result of the significant changes brought about by the legislative changes in the CCRAA, along with the impact of the credit environment, the student loan market place is undergoing significant change. As a result of these changes, over 160 lenders announced their withdrawal from the federal student loan marketplace. In addition, substantially all other lenders have altered their student loan offerings including the elimination of certain borrower benefits and the elimination of premiums paid on secondary market loan purchases. Finally many FFELP lenders, excluding Sallie Mae, have made other significant changes which will dramatically reduce the loan volume they will originate this academic year. These conditions have also led a number of schools to switch to the FDLP.

As a result, of CCRAA, it is no longer economical to purchase loans at historical premiums from our preferred channel clients. Therefore, some clients decided to continue to sell loans to us at lower premiums, some became third-party serviced clients, and most decided to exit the business. Given current market conditions, we expect that the loan volume impacted by lender decisions to exit the business will be either (1) originated through our internal brands; (2) absorbed by other lenders or (3) transferred to the FDLP.

The current funding and credit spread environment has made FFELP loan lending uneconomic. As a result, Congress passed the Ensuring Continued Access to Student Loans Act of 2008 (the “Act”) to give lenders the ability to continue lending this academic year. In connection with this Act, ED has announced its proposal of two programs to ensure that FFELP loans are available this academic year (see “LIQUIDITY AND CAPITAL RESOURCES — ED’s Loan Purchase Commitment and Loan Participation Programs”). ED has indicated that these proposals will be finalized and implemented shortly.

The following table includes “Core Earnings” results for our Lending business segment.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

“Core Earnings” interest income:
FFELP Stafford and Other Student Loans	$524	$494	$719	$1,018	$1,414
FFELP Consolidation Loans	908	989	1,391	1,896	2,722
Private Education Loans	665	749	692	1,415	1,350
Other loans	21	23	27	45	54
Cash and investments	81	142	182	222	345

Total “Core Earnings” interest income	2,199	2,397	3,011	4,596	5,885
Total “Core Earnings” interest expense	1,605	1,824	2,371	3,429	4,592

Net “Core Earnings” interest income	594	573	640	1,167	1,293
Less: provisions for loan losses	192	181	247	374	444

Net “Core Earnings” interest income after provisions for loan losses	402	392	393	793	849
Other income	62	44	59	106	104
Restructuring expenses	31	15	—	46	—
Operating expenses	155	164	182	318	353

Total expenses	186	179	182	364	353

Income before income taxes	278	257	270	535	600
Income tax expense	103	94	100	197	222

“Core Earnings” net income	$175	$163	$170	$338	$378

Net Interest Income

Changes in net interest income are primarily due to fluctuations in the student loan and other asset spread discussed below, the growth of our student loan portfolio, and changes in the level of cash and investments we hold on our balance sheet for liquidity purposes.

Average Balance Sheets — On-Balance Sheet

The following table reflects the rates earned on interest-earning assets and paid on interest-bearing liabilities for the quarters ended June 30, 2008, March 31, 2008 and June 30, 2007 and for the six months ended June 30, 2008 and 2007. This table reflects the net interest margin for all on-balance sheet assets. It is included in the Lending business segment discussion because this segment includes substantially all interest-earning assets and interest-bearing liabilities.

	Quarters ended
	June 30, 2008		March 31, 2008		June 30, 2007
	Balance	Rate	Balance	Rate	Balance	Rate

Average Assets
FFELP Stafford and Other Student Loans	$41,666	4.80%	$38,349	4.87%	$30,794	6.66%
FFELP Consolidation Loans	73,509	4.21	73,800	4.56	67,154	6.49
Private Education Loans	18,573	8.86	17,192	10.38	10,917	12.10
Other loans	1,018	8.43	1,194	7.87	1,259	8.43
Cash and investments	9,076	3.13	12,264	4.06	9,930	5.72

Total interest-earning assets	143,842	4.94%	142,799	5.33%	120,054	7.00%

Non-interest-earning assets	10,391		9,546		9,804

Total assets	$154,233		$152,345		$129,858

Average Liabilities and Stockholders’ Equity
Short-term borrowings	$35,494	4.85%	$35,975	4.77%	$5,215	6.75%
Long-term borrowings	109,351	3.45	107,666	4.44	115,388	5.59

Total interest-bearing liabilities	144,845	3.79%	143,641	4.52%	120,603	5.64%

Non-interest-bearing liabilities	3,895		3,462		4,105
Stockholders’ equity	5,493		5,242		5,150

Total liabilities and stockholders’ equity	$154,233		$152,345		$129,858

Net interest margin		1.13%		.78%		1.33%

	Six months ended
	June 30, 2008		June 30, 2007
	Balance	Rate	Balance	Rate

Average Assets
FFELP Stafford and Other Student Loans	$40,008	4.84%	$28,851	6.72%
FFELP Consolidation Loans	73,654	4.39	65,218	6.50
Private Education Loans	17,882	9.59	11,134	12.09
Other loans	1,106	8.13	1,312	8.37
Cash and investments	10,670	3.66	8,949	5.76

Total interest-earning assets	143,320	5.14%	115,464	7.06%

Non-interest-earning assets	9,969		9,451

Total assets	$153,289		$124,915

Average Liabilities and Stockholders’ Equity
Short-term borrowings	$35,735	4.81%	$4,223	6.42%
Long-term borrowings	108,508	3.94	111,689	5.59

Total interest-bearing liabilities	144,243	4.16%	115,912	5.62%

Non-interest-bearing liabilities	3,679		4,294
Stockholders’ equity	5,367		4,709

Total liabilities and stockholders’ equity	$153,289		$124,915

Net interest margin		.95%		1.42%

Net Interest Margin — On-Balance Sheet

The following table reflects the net interest margin of on-balance sheet interest-earning assets, before provisions for loan losses. (Certain percentages do not add or subtract down as they are based on average balances.)

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Student loan spread(1)(2)	1.52%	.98%	1.47%	1.25%	1.55%
Other asset spread(1)(3)	.28	.04	(.01)	.14	.08

Net interest margin, before the impact of 2008 Asset-Backed Financing Facilities fees(1)	1.44	.90	1.33	1.16	1.42
Less: 2008 Asset-Backed Financing Facilities fees	(.31)	(.12)	—	(.21)	—

Net interest margin	1.13%	.78%	1.33%	.95%	1.42%

(1)  Before commitment and liquidity fees associated with the 2008 Asset-Backed Financing Facilities, which are referred to as the “2008 Asset-Backed Financing Facilities Fees. (See “LIQUIDITY AND CAPITAL RESOURCES” for a further discussion).

(2) Composition of student loan spread
Student loan yield, before Floor Income	5.54%	6.12%	8.05%	5.83%	8.10%
Gross Floor Income	.40	.36	.02	.38	.02
Consolidation Loan Rebate Fees	(.57)	(.59)	(.64)	(.58)	(.65)
Repayment Borrower Benefits	(.12)	(.12)	(.13)	(.12)	(.13)
Premium and discount amortization	(.21)	(.35)	(.20)	(.28)	(.18)

Student loan net yield	5.04	5.42	7.10	5.23	7.16
Student loan cost of funds	(3.52)	(4.44)	(5.63)	(3.98)	(5.61)

Student loan spread, before 2008 Asset-Backed Financing Facilities fees	1.52%	.98%	1.47%	1.25%	1.55%

(3) Comprised of investments, cash and other loans.

Student Loan Spread — On-Balance Sheet

The student loan spread is impacted by changes in its various components, as reflected in footnote (2) to the “Net Interest Margin — On-Balance Sheet” table above. Gross Floor Income is impacted by interest rates and the percentage of the FFELP portfolio eligible to earn Floor Income. The spread impact from Consolidation Loan Rebate Fees fluctuates as a function of the percentage of FFELP Consolidation Loans on our balance sheet. Repayment Borrower Benefits are generally impacted by the terms of the Repayment Borrower Benefits being offered as well as the payment behavior of the underlying loans. Premium and discount amortization is generally impacted by the prices previously paid for loans and amounts capitalized related to such purchases or originations. Premium and discount amortization is also impacted by prepayment behavior of the underlying loans.

The student loan spread, before 2008 Asset-Backed Financing Facilities fees, for the second quarter of 2008 increased 54 basis points and 5 basis points from the prior quarter and year-ago quarter, respectively. The increase from the prior quarter was primarily due to a decrease in our cost of funds and an increase in premium amortization in the first quarter of 2008 (see “‘Core Earnings’ Basis Student Loan Spread” below for a further discussion of premium amortization impact). The cost of funds for on-balance sheet student loans excludes the impact of basis swaps that economically hedge the re-pricing and basis mismatch between our funding and student loan asset indices, but do not receive hedge accounting treatment under SFAS No. 133. We extensively use basis swaps to manage our basis risk associated with our interest rate sensitive assets and liabilities. These swaps generally do not qualify as accounting hedges, and as a result, are required to be accounted for in the “gains (losses) on derivatives and hedging activities, net” line on the income statement, as opposed to being accounted for in interest expense. As a result, these basis swaps are not considered in the calculation of the cost of funds in the table above and therefore, in times of volatile movements of interest rates like those experienced in the first and second quarters of 2008, the student loan spread can significantly change. See “’Core Earnings’ Net Interest Margin” in the following table, which reflects these basis swaps in interest expense, and demonstrates the economic hedge effectiveness of these basis swaps.

Other Asset Spread — On-Balance Sheet

The other asset spread is generated from cash and investments (both restricted and unrestricted) primarily in our liquidity portfolio and other loans. The Company invests its liquidity portfolio primarily in short-term securities with maturities of one week or less in order to manage credit risk and maintain available cash balances. The other asset spread for the second quarter of 2008 increased 24 basis points from the prior quarter and 29 basis points from the year-ago quarter. Changes in the other asset spread primarily relate to differences in the index basis and reset frequency between the asset indices and funding indices. A portion of this risk is hedged with derivatives that do not receive hedge accounting treatment under SFAS No. 133 and will impact the other asset spread in a similar fashion as the impact to the on-balance sheet student loan spread as discussed above. In volatile interest rate environments, these spreads may move significantly from period to period and differ from the “Core Earnings” basis other asset spread discussed below.

Net Interest Margin — On-Balance Sheet

The net interest margin, before 2008 Asset-Backed Financing Facilities fees, for the second quarter of 2008 increased 54 basis points from the first quarter of 2008. This increase primarily related to the previous discussions of changes in the on-balance sheet student loan and other asset spreads. The student loan portfolio as a percentage of the overall interest-earning asset portfolio did not change substantially between the two periods. Net interest margin, before 2008 Asset-Backed Financing Facilities fees, for the second quarter of 2008 increased 11 basis points from the year-ago quarter. The increase in the student loan portfolio as a percentage of the overall interest-earning asset portfolio resulted in an increase to net interest margin of 3 basis points due to the student loan portfolio earning a higher spread than the other asset portfolio. An additional 8 basis point increase relates primarily to the previous discussions of changes in the on-balance sheet student loan and other asset spreads.

The increase in the 2008 Asset-Backed Financing Facilities Fees was due to the facility closing on February 29, 2008 which resulted in only one month of fees in the first quarter of 2008.

“Core Earnings” Net Interest Margin

The following table analyzes the earnings from our portfolio of Managed interest-earning assets on a “Core Earnings” basis (see “BUSINESS SEGMENTS — Pre-tax Differences between ‘Core Earnings’ and GAAP”). The “’Core Earnings’ Net Interest Margin” presentation and certain components used in the calculation differ from the “Net Interest Margin — On-Balance Sheet” presentation. The “Core Earnings” presentation, when compared to our on-balance sheet presentation, is different in that it:

•	includes the net interest margin related to our off-balance sheet student loan securitization trusts. This includes any related fees or costs such as the Consolidation Loan Rebate Fees, premium/discount amortization and Borrower Benefits yield adjustments;

•	includes the reclassification of certain derivative net settlement amounts. The net settlements on certain derivatives that do not qualify as SFAS No. 133 hedges are recorded as part of the “gain (loss) on derivative and hedging activities, net” line item on the income statement and are therefore not recognized in the on-balance sheet student loan spread. Under this presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our written Floor Income Contracts to student loan interest income and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense;

•	excludes unhedged Floor Income earned on the Managed student loan portfolio; and

•	includes the amortization of upfront payments on Floor Income Contracts in student loan income that we believe are economically hedging the Floor Income.

The following table reflects the “Core Earnings” net interest margin, before provisions for loan losses. (Certain percentages do not add or subtract down as they are based on average balances.)

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

“Core Earnings” basis student loan spread(1):
FFELP loan spread	.87%	.59%	.98%	.73%	1.03%
Private Education Loan spread(2)	5.08	5.38	5.22	5.23	5.25

Total “Core Earnings” basis student loan spread(3)	1.65	1.47	1.68	1.56	1.72
“Core Earnings” basis other asset spread(1)(4)	(.25)	(.19)	(.05)	(.21)	.06

“Core Earnings” net interest margin, before 2008 Asset-Backed Financing Facilities fees(1)	1.52	1.33	1.52	1.42	1.58
Less: 2008 Asset-Backed Financing Facilities fees	(.24)	(.09)	—	(.16)	—

“Core Earnings” net interest margin	1.28%	1.24%	1.52%	1.26%	1.58%

(1)  Before commitment and liquidity fees associated with the 2008 Asset-Backed Financing Facilities, which are referred to as the “2008 Asset-Backed Financing Facilities Fees. (See “LIQUIDITY AND CAPITAL RESOURCES” for a further discussion).

(2) “Core Earnings” basis Private Education Loan Spread, before 2008 Asset-Backed Financing Facilities fees and after provisions for loan losses	3.02%	3.29%	1.49%	3.15%	1.81%
(3) Composition of “Core Earnings” basis student loan spread:
“Core Earnings” basis student loan spread yield	5.75%	6.35%	8.27%	6.06%	8.29%
Consolidation Loan Rebate Fees	(.54)	(.55)	(.57)	(.55)	(.58)
Borrower Benefits	(.12)	(.11)	(.12)	(.12)	(.12)
Premium and discount amortization	(.18)	(.36)	(.19)	(.27)	(.18)

“Core Earnings” basis student loan net yield	4.91	5.33	7.39	5.12	7.41
“Core Earnings” basis student loan cost of funds	(3.26)	(3.86)	(5.71)	(3.56)	(5.69)

“Core Earnings” basis student loan spread, before 2008 Asset-Backed Financing Facilities fees	1.65%	1.47%	1.68%	1.56%	1.72%

(4) Comprised of investments, cash and other loans.

“Core Earnings” Basis Student Loan Spread

The “Core Earnings” basis student loan spread before the 2008 Asset-Backed Financing Facilities fees for the second quarter of 2008 increased 18 basis points and decreased 3 basis points from the prior quarter and year-ago quarter, respectively. The increase from the prior quarter was primarily due to the 18 basis point increase in premium amortization in the first quarter of 2008 as a result of the Company’s decision to cease consolidating FFELP Stafford loans and Consolidation Loans for the foreseeable future. This decision resulted in a one-time, cumulative catch-up adjustment in premium amortization expense, due to shortening the assumed average lives of Stafford loans, which previously had an assumption that a portion of the underlying Stafford loans would be consolidated internally. Consolidation Loans generally have longer terms to maturity than Stafford loans, and therefore consolidating loans internally extends the average life of such loans. In addition, the “Core Earnings” basis student loan spread has been negatively impacted by an increase in the Company’s cost of funds from an increase in the credit spread on the Company’s debt during the last year due to the current credit environment. This increase in cost of funds was the primary driver of the decrease in the “Core Earnings” basis student loan spread from the year-ago quarter.

The “Core Earnings” basis FFELP loan spread for the quarter and six months ended June 30, 2008 declined from the year-ago periods primarily as a result of the increase in the cost of funds previously discussed, as well as, the mix of the FFELP portfolio shifting towards loans originated subsequent to October 1, 2007 which have lower legislated yields as a result of the CCRAA. The significant decrease in the “Core Earnings” basis FFELP loan spread in the first quarter of 2008 was also due to the one-time premium amortization adjustment in the first quarter of 2008 discussed above. The “Core Earnings” basis Private Education Loan spread before provision declined primarily as a result of the increase in the cost of funds discussed previously. The changes in the “Core Earnings” basis Private Education Loan spread after provision for all periods presented was primarily due to the timing and amount of provision associated with our allowance for Private Education Loan Losses as discussed below (see “Private Education Loan Losses — Allowance for Private Education Loan Losses”).

“Core Earnings” Basis Other Asset Spread

The “Core Earnings” basis other asset spread is generated from cash and investments (both restricted and unrestricted) primarily in our liquidity portfolio, and other loans. The Company invests its liquidity portfolio primarily in short-term securities with maturities of one week or less in order to manage credit risk and maintain available cash balances. The “Core Earnings” basis other asset spread for the second quarter of 2008 decreased 6 basis points from the prior quarter and decreased 20 basis points from the year-ago quarter. Changes in this spread primarily relate to differences between the index basis and reset frequency of the asset indices and funding indices. The significant decrease from the year-ago quarter is mostly due to the other assets’ indices resetting more frequently than the debt funding those assets. In volatile interest rate environments, the asset and debt reset frequencies will lag each other. The decrease in this spread is also a result of the increase in our cost of funds as previously discussed.

“Core Earnings” Net Interest Margin

The “Core Earnings” net interest margin, before 2008 Asset-Backed Financing Facilities fees, for the second quarter of 2008 increased 19 basis points from the prior quarter. This increase primarily relates to the previous discussions of changes in the “Core Earnings” basis student loan and other asset spreads. The Managed student loan portfolio as a percentage of the overall interest-earning asset portfolio did not change substantially between the two periods. “Core Earnings” net interest margin, before 2008 Asset-Backed Financing Facilities fees, for the second quarter of 2008 did not change from the year-ago quarter. The increase in the Managed student loan portfolio as a percentage of the overall Managed interest-earning asset portfolio resulted in an increase to “Core Earnings” net interest margin of 4 basis points due to the Managed student loan portfolio earning a higher spread than the Managed other interest-earning asset portfolio. The offsetting 4 basis point decrease relates primarily to the previous discussions of changes in the “Core Earnings” basis student loan and other asset spreads.

The increase in the 2008 Asset-Backed Financing Facilities Fees was due to the facility closing on February 29, 2008, which resulted in only one month of fees in the first quarter of 2008.

Private Education Loan Losses

On-Balance Sheet versus Managed Basis Presentation

All Private Education Loans are initially acquired on-balance sheet. When we securitize Private Education Loans, we no longer legally own the loans and they are accounted for off-balance sheet. For our Managed Basis presentation in the table below, when loans are securitized, we reduce the on-balance sheet allowance for loan losses for amounts previously provided and then increase the allowance for loan losses for these loans off-balance sheet, with the total of both on-balance sheet and off-balance sheet being the Managed Basis allowance for loan losses.

When Private Education Loans in our securitized trusts settling before September 30, 2005, become 180 days delinquent, we typically exercise our contingent call option to repurchase these loans at par value out of the trust and record a loss for the difference in the par value paid and the fair market value of the loan at the time of purchase. We account for these loans in accordance with the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” Revenue is recognized over the anticipated remaining life of the loan based upon the amount and timing of anticipated cash flows. On a Managed Basis, the losses recorded under GAAP for loans repurchased at day 180 are reversed and the full amount is charged-off at day 212. We do not hold the contingent call option for any trusts settled after September 30, 2005.

When measured as a percentage of ending loans in repayment, the off-balance sheet allowance for loan losses is lower than the on-balance sheet percentage because of the different mix of loans on-balance sheet and off-balance sheet.

Private Education Loan Delinquencies and Forbearance

The tables below present our Private Education Loan delinquency trends as of June 30, 2008, March 31, 2008, and June 30, 2007.

	On-Balance Sheet
	Private Education Loan Delinquencies
	June 30,		March 31,		June 30,
	2008		2008		2007
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$9,662		$9,743		$5,789
Loans in forbearance(2)	1,178		1,281		544
Loans in repayment and percentage of each status:
Loans current	7,720	89.7%	6,649	90.0%	4,873	88.7%
Loans delinquent 31-60 days(3)	326	3.8	261	3.5	243	4.4
Loans delinquent 61-90 days(3)	210	2.4	148	2.0	131	2.4
Loans delinquent greater than 90 days(3)	353	4.1	330	4.5	249	4.5

Total Private Education Loans in repayment	8,609	100%	7,388	100%	5,496	100%

Total Private Education Loans, gross	19,449		18,412		11,829
Private Education Loan unamortized discount	(508)		(496)		(387)

Total Private Education Loans	18,941		17,916		11,442
Private Education Loan allowance for losses	(970)		(939)		(428)

Private Education Loans, net	$17,971		$16,977		$11,014

Percentage of Private Education Loans in repayment		44.3%		40.1%		46.5%

Delinquencies as a percentage of Private Education Loans in repayment		10.3%		10.0%		11.3%

Loans in forbearance as a percentage of loans in repayment and forbearance		12.0%		14.8%		9.0%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Off-Balance Sheet
	Private Education Loan Delinquencies
	June 30,		March 31,		June 30,
	2008		2008		2007
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$4,159		$4,780		$6,136
Loans in forbearance(2)	1,339		1,639		1,093
Loans in repayment and percentage of each status:
Loans current	7,871	95.1%	7,128	95.3%	7,002	95.3%
Loans delinquent 31-60 days(3)	178	2.2	151	2.0	196	2.7
Loans delinquent 61-90 days(3)	102	1.2	75	1.0	66	.9
Loans delinquent greater than 90 days(3)	124	1.5	128	1.7	80	1.1

Total Private Education Loans in repayment	8,275	100%	7,482	100%	7,344	100%

Total Private Education Loans, gross	13,773		13,901		14,573
Private Education Loan unamortized discount	(356)		(355)		(342)

Total Private Education Loans	13,417		13,546		14,231
Private Education Loan allowance for losses	(319)		(332)		(183)

Private Education Loans, net	$13,098		$13,214		$14,048

Percentage of Private Education Loans in repayment		60.1%		53.8%		50.4%

Delinquencies as a percentage of Private Education Loans in repayment		4.9%		4.7%		4.7%

Loans in forbearance as a percentage of loans in repayment and forbearance		13.9%		18.0%		12.9%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Managed Basis
	Private Education Loan Delinquencies
	June 30,		March 31,		June 30,
	2008		2008		2007
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$13,821		$14,523		$11,925
Loans in forbearance(2)	2,517		2,920		1,637
Loans in repayment and percentage of each status:
Loans current	15,591	92.3%	13,777	92.6%	11,875	92.5%
Loans delinquent 31-60 days(3)	504	3.0	412	2.8	439	3.4
Loans delinquent 61-90 days(3),	312	1.9	223	1.5	197	1.5
Loans delinquent greater than 90 days(3)	477	2.8	458	3.1	329	2.6

Total Private Education Loans in repayment	16,884	100%	14,870	100%	12,840	100%

Total Private Education Loans, gross	33,222		32,313		26,402
Private Education Loan unamortized discount	(864)		(851)		(729)

Total Private Education Loans	32,358		31,462		25,673
Private Education Loan allowance for losses	(1,289)		(1,271)		(611)

Private Education Loans, net	$31,069		$30,191		$25,062

Percentage of Private Education Loans in repayment		50.8%		46.0%		48.6%

Delinquencies as a percentage of Private Education Loans in repayment		7.7%		7.4%		7.5%

Loans in forbearance as a percentage of loans in repayment and forbearance		13.0%		16.4%		11.3%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for Private Education Loan Losses

The following tables summarize changes in the allowance for Private Education Loan losses for the quarters ended June 30, 2008, March 31, 2008, and June 30, 2007, and for the six months ended June 30, 2008 and 2007.

	Activity in Allowance for Private Education Loan Losses
	On-balance sheet			Off-balance sheet			Managed Basis
	Quarters ended			Quarters ended			Quarters ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2008	2008	2007	2008	2008	2007	2008	2008	2007

Allowance at beginning of period	$939	$886	$369	$332	$334	$116	$1,271	$1,220	$485
Provision for Private Education Loan losses	120	119	139	43	41	95	163	160	234
Charge-offs	(105)	(84)	(88)	(60)	(47)	(28)	(165)	(131)	(116)
Recoveries	8	10	8	3	2	—	11	12	8

Net charge-offs	(97)	(74)	(80)	(57)	(45)	(28)	(154)	(119)	(108)
Reclassification of interest reserve(1)	8	8	—	1	2	—	9	10	—

Allowance at end of period	$970	$939	$428	$319	$332	$183	$1,289	$1,271	$611

Net charge-offs as a percentage of average loans in repayment (annualized)	4.84%	4.21%	6.19%	2.98%	2.43%	1.53%	3.92%	3.29%	3.50%
Net charge-offs as a percentage of average loans in repayment and forbearance (annualized)	4.20%	3.59%	5.63%	2.52%	1.99%	1.32%	3.36%	2.75%	3.08%
Allowance as a percentage of the ending total loan balance	4.99%	5.10%	3.74%	2.31%	2.39%	1.29%	3.88%	3.93%	2.38%
Allowance as a percentage of ending loans in repayment	11.27%	12.70%	7.79%	3.85%	4.44%	2.50%	7.63%	8.54%	4.76%
Average coverage of net charge-offs (annualized)	2.51	3.14	1.33	1.37	1.83	1.69	2.08	2.65	1.42
Ending total loans, gross	$19,449	$18,412	$11,829	$13,773	$13,901	$14,573	$33,222	$32,313	$26,402
Average loans in repayment	$7,992	$7,096	$5,182	$7,811	$7,466	$7,091	$15,803	$14,562	$12,273
Ending loans in repayment	$8,609	$7,388	$5,496	$8,275	$7,482	$7,344	$16,884	$14,870	$12,840

(1)	Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan loss when interest is capitalized to a loan’s principal balance. Prior to 2008, the interest provision was reversed in interest income and then provided for through provision within the allowance for loan loss. This amount was $6 million for the quarter ended June 30, 2007, on a Managed Basis. This change in presentation results in no impact to net income.

	Activity in Allowance for Private Education Loan Losses
	On-balance sheet		Off-balance sheet		Managed Basis
	Six months ended		Six months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007	2008	2007

Allowance at beginning of period	$886	$308	$334	$86	$1,220	$394
Provision for Private Education Loan losses	238	281	85	141	323	422
Charge-offs	(188)	(170)	(107)	(50)	(295)	(220)
Recoveries	18	15	4	—	22	15

Net charge-offs	(170)	(155)	(103)	(50)	(273)	(205)
Reclassification of interest reserve(1)	16	—	3	—	19	—

Balance before securitization of Private Education Loans	970	434	319	177	1,289	611
Reduction for securitization of Private Education Loans	—	(6)	—	6	—	—

Allowance at end of period	$970	$428	$319	$183	$1,289	$611

Net charge-offs as a percentage of average loans in repayment (annualized)	4.54%	6.04%	2.71%	1.42%	3.62%	3.37%
Net charge-offs as a percentage of average loans in repayment and forbearance (annualized)	3.91%	5.56%	2.26%	1.25%	3.07%	3.03%
Allowance as a percentage of the ending total loan balance	4.99%	3.74%	2.31%	1.29%	3.88%	2.38%
Allowance as a percentage of ending loans in repayment	11.27%	7.79%	3.85%	2.50%	7.63%	4.76%
Average coverage of net charge-offs (annualized)	2.83	1.37	1.54	1.83	2.34	1.48
Ending total loans, gross	$19,449	$11,829	$13,773	$14,573	$33,222	$26,402
Average loans in repayment	$7,544	$5,174	$7,638	$7,067	$15,182	$12,241
Ending loans in repayment	$8,609	$5,496	$8,275	$7,344	$16,884	$12,840

(1)	Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan loss when interest is capitalized to a loan’s principal balance. Prior to 2008, the interest provision was reversed in interest income and then provided for through provision within the allowance for loan loss. This amount was $9 million for the six months ended June 30, 2007, on a Managed Basis. This change in presentation results in no impact to net income.

The following table provides the detail for the traditional and non-traditional Managed Private Education Loans at June 30, 2008 and March 31, 2008.

	June 30, 2008			March 31, 2008
		Non-			Non-
	Traditional	Traditional	Total	Traditional	Traditional	Total

Ending total loans, gross	$28,349	$4,873	$33,222	$27,502	$4,811	$32,313
Ending loans in repayment	14,433	2,451	16,884	12,683	2,187	14,870
Private Education Loan allowance for losses	471	818	1,289	469	801	1,271
Net charge-offs as a percentage of average loans in repayment(1)	2.0%	15.0%	3.9%	1.7%	12.9%	3.3%
Allowance as a percentage of total ending loan balance	1.7%	16.8%	3.9%	1.7%	16.7%	3.9%
Allowance as a percentage of ending loans in repayment	3.3%	33.4%	7.6%	3.7%	36.6%	8.5%
Average coverage of net charge-offs(1)	1.7	2.3	2.1	2.2	3.0	2.7
Delinquencies as a percentage of Private Education Loans in repayment	4.9%	24.0%	7.7%	4.6%	23.3%	7.4%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	1.6%	9.8%	2.8%	1.8%	10.7%	3.1%
Loans in forbearance as a percentage of loans in repayment and forbearance	12.0%	18.5%	13.0%	15.5%	21.4%	16.4%

(1)	Annualized for the three months ended June 30, 2008 and March 31, 2008, respectively.

Due to the seasoning of the Managed Private Education Loan portfolio, shifts in its mix, certain economic factors, and other operational factors, the Company has expected and has seen charge-off rates increase from the historically low levels experienced prior to 2007. Although charge-off rates have increased, the overall increase for the six months ended June 30, 2008 was less than originally expected. In the fourth quarter of 2007, the Company recorded provision expense of $667 million related to the Managed Private Education Loan portfolio. This significant increase in provision expense compared to prior and current quarters primarily relates to the non-traditional portion of the Company’s Private Education Loan portfolio which the Company had been expanding over the past few years. The Company has recently terminated these non-traditional loan programs because the performance of these loans turned out to be materially different from its original expectations and from the rest of the Company’s Private Education Loan programs. The non-traditional portfolio is particularly impacted by the weakening U.S. economy and an underlying borrower’s ability to repay a non-traditional loan. As a result, the Company recorded the additional provision in the fourth quarter of 2007, and this is the primary reason that the allowance as a percentage of the ending total loan balance and as a percentage of ending loans in repayment is significantly higher at June 30, 2008 versus June 30, 2007.

Managed provision expense increased slightly from $160 million in the first quarter of 2008 to $163 million in the second quarter of 2008. This is a result of the performance of the portfolio remaining relatively unchanged between quarters. Managed delinquencies as a percentage of Private Education Loans in repayment increased slightly from 7.4 percent as of March 31, 2008 to 7.7% as of June 30, 2008. However, Managed Private Education Loans delinquent greater than 90 days decreased from 3.1% at March 31, 2008 to 2.8% at June 30, 2008 and Managed Private Education Loans in forbearance as a percentage of loans in repayment and forbearance decreased from 16.4 percent as of March 31, 2008 to 13.0 percent at June 30, 2008.

Forbearance continues to be a positive collection tool for Private Education Loans as we believe it can provide borrowers with sufficient time to obtain employment and income to support their obligations. As reflected in the table below, our experience has consistently shown that three years after being in forbearance status for the first time, over 75 percent of the loans are current, paid in full, or receiving an in-school grace or deferment, and approximately eight percent have charged off. Loans in forbearance are reserved commensurate with the default expectation of this specific loan status.

Tracking by First Time in Forbearance Compared to All Loans Entering Repayment
	Status distribution
	36 months after	Status distribution
	ending month in	36 months after
	forbearance for the	entering repayment
	first time	(all loans)

In-school/grace/deferment	8.5%	7.8%
Current	60.5	61.8
Delinquent 31-60 days	3.0	1.9
Delinquent 61-90 days	1.5	.9
Delinquent greater than 90 days	2.6	1.6
Forbearance	8.1	5.3
Charged-off	8.0	5.6
Paid	7.8	15.1

Total	100%	100%

Total Provisions for Loan Losses

The following tables summarize the total provisions for loan losses on both an on-balance sheet basis and a Managed Basis for the quarters ended June 30, 2008, March 31, 2008, and June 30, 2007 and the six months ended June 30, 2008 and 2007.

Total on-balance sheet loan provisions

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Private Education Loans	$120	$119	$139	$238	$281
FFELP Loans	19	16	6	35	12
Mortgage and consumer loans	4	2	3	7	5

Total on-balance sheet provisions for loan losses	$143	$137	$148	$280	$298

Total Managed Basis loan provisions

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Private Education Loans	$163	$160	$234	$323	$422
FFELP Loans	25	19	10	44	18
Mortgage and consumer loans	4	2	3	7	5

Total Managed Basis provisions for loan losses	$192	$181	$247	$374	$445

Provision expense for Private Education Loans was previously discussed above (see “Allowance for Private Education Loan Losses”).

Upon the passage of the CCRAA on September 27, 2007, the Exceptional Performer program was repealed, which resulted in an increase in our Risk Sharing percentage. Therefore, the Company’s FFELP provision has increased over the year-ago periods.

Total Loan Net Charge-offs

The following tables summarize the total loan net charge-offs on both an on-balance sheet basis and a Managed Basis for the quarters ended June 30, 2008, March 31, 2008, and June 30, 2007 and the six months ended June 30, 2008 and 2007.

Total on-balance sheet loan net charge-offs

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Private Education Loans	$97	$74	$80	$170	$155
FFELP Loans	16	11	5	27	9
Mortgage and consumer loans	2	5	3	7	5

Total on-balance sheet loan net charge-offs	$115	$90	$88	$204	$169

Total Managed loan net charge-offs

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Private Education Loans	$154	$119	$108	$273	$205
FFELP Loans	23	16	9	39	17
Mortgage and consumer loans	2	5	3	7	5

Total Managed loan net charge-offs	$179	$140	$120	$319	$227

The increase in net charge-offs on FFELP Stafford and Other student loans for the quarters ended June 30, 2008 and March 31, 2008 versus June 30, 2007, was primarily the result of legislative changes occurring in 2007, which lowered the federal guaranty on claims filed to either 97 percent or 98 percent (depending on date of disbursement). See “Allowance for Private Education Loan Losses” for a discussion of net charge-offs related to our Private Education Loans.

Other Income — Lending Business Segment

The following table summarizes the components of “Core Earnings” other income for our Lending business segment for the quarters ended June 30, 2008, March 31, 2008, and June 30, 2007 and the six months ended June 30, 2008 and 2007.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Late fees and forbearance fees	$34	$37	$32	$71	$67
Gains on sales of mortgages and other loan fees	1	1	4	2	7
Gains on sales of student loans	—	1	19	1	19
Other	27	5	4	32	11

Total other income	$62	$44	$59	$106	$104

The Company periodically sells student loans. The timing and amount of loan sales impacts the amount of recognized gains on sales of student loans.

The increase in “Core Earnings” other income for the three and six months ended June 30, 2008 compared to the prior periods reported above was primarily due to gains recognized on the Company’s repurchase of a portion of its unsecured debt with short-term maturities during the second quarter of 2008.

Operating Expenses — Lending Business Segment

Operating expenses for our Lending business segment include costs incurred to service our Managed student loan portfolio and acquire student loans, as well as other general and administrative expenses. For the quarters ended June 30, 2008, March 31, 2008, and June 30, 2007, operating expenses for the Lending business segment, excluding $4 million in other reorganization-related asset impairments recognized in the second quarter of 2008, totaled $151 million, $164 million, and $182 million, respectively, and for the six months ended June 30, 2008 and 2007 totaled $314 million and $353 million, respectively. The decrease in operating expenses in the second quarter of 2008 versus the prior quarter was primarily due to lower origination and servicing expenses related to the impact of cost reduction initiatives, and to the suspension of certain student loan programs. In addition, the decrease in operating expenses in the second quarter of 2008 versus the year-ago quarter was due to lower consumer and mortgage loan expenses.

Loan Originations

The Company originates loans under its own brand names, which we refer to as internal brands and also through lender partners under forward contracts to purchase loans at contractual prices. In the past we referred to these combined channels as preferred channel originations. As discussed at the beginning of this “LENDING BUSINESS SEGMENT,” legislative changes and credit market conditions have resulted in other FFELP lenders reducing their participation in the FFELP program.

As a result of the impacts described above, our FFELP internal brand originations in the quarter were up sharply, increasing 44 percent to $1.9 billion. Our lender partner originations offset this increase, declining 56 percent from the year ago quarter. Some of these customers, such as JPMorgan Chase, we converted to third-party serviced contracts in which we service loans on behalf of these parties.

Consistent with our announcement in the first quarter that we were tightening our private credit lending standards and ceasing nontraditional lending, Private Education Loan originations declined 24 percent to $891 million in the quarter.

At June 30, 2008, there were $4.2 billion of originated loans ($3.5 billion of FFELP loans and $0.7 billion of Private Education Loans) in the pipeline that the Company is committed to purchase from our lender partners. As it relates to the FFELP loans, approximately $2.7 billion relates to volume originated prior to CCRAA. In addition, $0.2 billion of the $3.5 billion FFELP loans would be eligible to participate in ED’s Purchase and Participation Programs (see “LIQUIDITY AND CAPITAL RESOURCES — ED’s Loan Purchase Commitment and Loan Participation Programs”).

The following tables further break down our loan originations by type of loan and source.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Loan Originations — Internal lending brands
Stafford	$1,650	$2,859	$1,096	$4,509	$3,182
PLUS	127	546	144	673	679
GradPLUS	113	194	77	307	175

Total FFELP	1,890	3,599	1,317	5,489	4,036
Private Education Loans	854	2,225	1,126	3,078	3,208

Total	$2,744	$5,824	$2,443	$8,567	$7,244

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Loan Originations — Lending partners
Stafford	$463	$2,108	$1,029	$2,570	$3,543
PLUS	16	272	60	288	445
GradPLUS	4	42	12	46	42

Total FFELP	483	2,422	1,101	2,904	4,030
Private Education Loans	37	253	49	291	330

Total	$520	$2,675	$1,150	$3,195	$4,360

Student Loan Activity

The following tables summarize the activity in our on-balance sheet, off-balance sheet and Managed portfolios of FFELP student loans and Private Education Loans and highlight the effects of Consolidation Loan activity on our FFELP portfolios.

	On-Balance Sheet
	Three months ended June 30, 2008
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$40,168	$73,868	$114,036	$16,977	$131,013
Net consolidations:
Incremental consolidations from third parties	—	11	11	55	66
Consolidations to third parties	(100)	(51)	(151)	(9)	(160)

Net consolidations	(100)	(40)	(140)	46	(94)
Acquisitions	4,003	338	4,341	1,336	5,677

Net acquisitions	3,903	298	4,201	1,382	5,583

Internal consolidations(2)	(32)	36	4	67	71
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(892)	(1,031)	(1,923)	(455)	(2,378)

Ending balance	$43,147	$73,171	$116,318	$17,971	$134,289

	Off-Balance Sheet
	Three months ended June 30, 2008
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$9,011	$16,237	$25,248	$13,214	$38,462
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(30)	(9)	(39)	(12)	(51)

Net consolidations	(30)	(9)	(39)	(12)	(51)
Acquisitions	73	48	121	197	318

Net acquisitions	43	39	82	185	267

Internal consolidations(2)	(2)	(2)	(4)	(67)	(71)
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(577)	(232)	(809)	(234)	(1,043)

Ending balance	$8,475	$16,042	$24,517	$13,098	$37,615

	Managed Portfolio
	Three months ended June 30, 2008
	FFELP	FFELP		Total Private	Total
	Stafford and	Consolidation	Total	Education	Managed Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$49,179	$90,105	$139,284	$30,191	$169,475
Net consolidations:
Incremental consolidations from third parties	—	11	11	55	66
Consolidations to third parties	(130)	(60)	(190)	(21)	(211)

Net consolidations	(130)	(49)	(179)	34	(145)
Acquisitions	4,076	386	4,462	1,533	5,995

Net acquisitions	3,946	337	4,283	1,567	5,850

Internal consolidations(2)	(34)	34	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,469)	(1,263)	(2,732)	(689)	(3,421)

Ending balance(3)	$51,622	$89,213	$140,835	$31,069	$171,904

Total Managed Acquisitions(4)	$4,076	$397	$4,473	$1,588	$6,061

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents loans that we either own on-balance sheet or loans that we consolidated from our off-balance sheet securitization trusts.

(3)	As of June 30, 2008, the ending balance includes $5.5 billion of FFELP Stafford and Other Loans and $2.7 billion of FFELP Consolidation Loans disbursed on or after October 1, 2007, which are impacted by CCRAA legislation.

(4)	The Total Managed Acquisitions line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Three months ended March 31, 2008
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$35,726	$73,609	$109,335	$14,818	$124,153
Net consolidations:
Incremental consolidations from third parties	—	450	450	91	541
Consolidations to third parties	(241)	(71)	(312)	(16)	(328)

Net consolidations	(241)	379	138	75	213
Acquisitions	6,058	352	6,410	2,463	8,873

Net acquisitions	5,817	731	6,548	2,538	9,086

Internal consolidations(2)	(377)	493	116	158	274
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(998)	(965)	(1,963)	(537)	(2,500)

Ending balance	$40,168	$73,868	$114,036	$16,977	$131,013

	Off-Balance Sheet
	Three months ended March 31, 2008
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$9,472	$16,441	$25,913	$13,510	$39,423
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(52)	(14)	(66)	(31)	(97)

Net consolidations	(52)	(14)	(66)	(31)	(97)
Acquisitions	49	49	98	157	255

Net acquisitions	(3)	35	32	126	158

Internal consolidations(2)	(82)	(34)	(116)	(158)	(274)
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(376)	(205)	(581)	(264)	(845)

Ending balance	$9,011	$16,237	$25,248	$13,214	$38,462

	Managed Portfolio
	Three months ended March 31, 2008
	FFELP	FFELP		Total Private	Total
	Stafford and	Consolidation	Total	Education	Managed Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$45,198	$90,050	$135,248	$28,328	$163,576
Net consolidations:
Incremental consolidations from third parties	—	450	450	91	541
Consolidations to third parties	(293)	(85)	(378)	(47)	(425)

Net consolidations	(293)	365	72	44	116
Acquisitions	6,107	401	6,508	2,620	9,128

Net acquisitions	5,814	766	6,580	2,664	9,244

Internal consolidations(2)	(459)	459	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,374)	(1,170)	(2,544)	(801)	(3,345)

Ending balance(3)	$49,179	$90,105	$139,284	$30,191	$169,475

Total Managed Acquisitions(4)	$6,107	$851	$6,958	$2,711	$9,669

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents loans that we either own on-balance sheet or loans that we consolidated from our off-balance sheet securitization trusts.

(3)	As of March 31, 2008, the ending balance includes $3.5 billion of FFELP Stafford and Other Loans and $2.6 billion of FFELP Consolidation Loans disbursed on or after October 1, 2007, which are impacted by CCRAA legislation.

(4)	The Total Managed Acquisitions line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Three months ended June 30, 2007
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$28,562	$66,170	$94,732	$9,849	$104,581
Net consolidations:
Incremental consolidations from third parties	—	430	430	55	485
Consolidations to third parties	(673)	(212)	(885)	(8)	(893)

Net consolidations	(673)	218	(455)	47	(408)
Acquisitions	4,976	1,202	6,178	1,435	7,613

Net acquisitions	4,303	1,420	5,723	1,482	7,205

Internal consolidations(2)	(1,166)	1,755	589	120	709
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(196)	(1,236)	(1,432)	(437)	(1,869)

Ending balance	$31,503	$68,109	$99,612	$11,014	$110,626

	Off-Balance Sheet
	Three months ended June 30, 2007
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$13,270	$17,758	$31,028	$14,352	$45,380
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(247)	(56)	(303)	(17)	(320)

Net consolidations	(247)	(56)	(303)	(17)	(320)
Acquisitions	79	49	128	173	301

Net acquisitions	(168)	(7)	(175)	156	(19)

Internal consolidations(2)	(405)	(184)	(589)	(120)	(709)
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,335)	(400)	(1,735)	(340)	(2,075)

Ending balance	$11,362	$17,167	$28,529	$14,048	$42,577

	Managed Portfolio
	Three months ended June 30, 2007
	FFELP	FFELP		Total Private	Total
	Stafford and	Consolidation	Total	Education	Managed Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$41,832	$83,928	$125,760	$24,201	$149,961
Net consolidations:
Incremental consolidations from third parties	—	430	430	55	485
Consolidations to third parties	(920)	(268)	(1,188)	(25)	(1,213)

Net consolidations	(920)	162	(758)	30	(728)
Acquisitions	5,055	1,251	6,306	1,608	7,914

Net acquisitions	4,135	1,413	5,548	1,638	7,186

Internal consolidations(2)	(1,571)	1,571	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,531)	(1,636)	(3,167)	(777)	(3,944)

Ending balance	$42,865	$85,276	$128,141	$25,062	$153,203

Total Managed Acquisitions(3)	$5,055	$1,681	$6,736	$1,663	$8,399

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents loans that we either own on-balance sheet or loans that we consolidated from our off-balance sheet securitization trusts.

(3)	The Total Managed Acquisitions line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Six months ended June 30, 2008
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$35,726	$73,609	$109,335	$14,818	$124,153
Net consolidations:
Incremental consolidations from third parties	—	461	461	146	607
Consolidations to third parties	(341)	(122)	(463)	(25)	(488)

Net consolidations	(341)	339	(2)	121	119
Acquisitions	10,061	690	10,751	3,799	14,550

Net acquisitions	9,720	1,029	10,749	3,920	14,669

Internal consolidations(2)	(409)	529	120	225	345
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(1,890)	(1,996)	(3,886)	(992)	(4,878)

Ending balance	$43,147	$73,171	$116,318	$17,971	$134,289

	Off-Balance Sheet
	Six months ended June 30, 2008
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$9,472	$16,441	$25,913	$13,510	$39,423
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(82)	(23)	(105)	(43)	(148)

Net consolidations	(82)	(23)	(105)	(43)	(148)
Acquisitions	122	97	219	354	573

Net acquisitions	40	74	114	311	425

Internal consolidations(2)	(84)	(36)	(120)	(225)	(345)
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(953)	(437)	(1,390)	(498)	(1,888)

Ending balance	$8,475	$16,042	$24,517	$13,098	$37,615

	Managed Portfolio
	Six months ended June 30, 2008
	FFELP	FFELP		Total Private	Total
	Stafford and	Consolidation	Total	Education	Managed Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$45,198	$90,050	$135,248	$28,328	$163,576
Net consolidations:
Incremental consolidations from third parties	—	461	461	146	607
Consolidations to third parties	(423)	(145)	(568)	(68)	(636)

Net consolidations	(423)	316	(107)	78	(29)
Acquisitions	10,183	787	10,970	4,153	15,123

Net acquisitions	9,760	1,103	10,863	4,231	15,094

Internal consolidations(2)	(493)	493	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(2,843)	(2,433)	(5,276)	(1,490)	(6,766)

Ending balance(3)	$51,622	$89,213	$140,835	$31,069	$171,904

Total Managed Acquisitions(4)	$10,183	$1,248	$11,431	$4,299	$15,730

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents loans that we either own on-balance sheet or loans that we consolidated from our off-balance sheet securitization trusts.

(3)	As of June 30, 2008, the ending balance includes $5.5 billion of FFELP Stafford and Other Loans and $2.7 billion of FFELP Consolidation Loans disbursed on or after October 1, 2007, which are impacted by CCRAA legislation.

(4)	The Total Managed Acquisitions line includes incremental consolidations from third parties and acquisitions.

	On-Balance Sheet
	Six months ended June 30, 2007
	FFELP	FFELP		Total Private	Total On-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$24,841	$61,324	$86,165	$9,755	$95,920
Net consolidations:
Incremental consolidations from third parties	—	1,079	1,079	108	1,187
Consolidations to third parties	(1,280)	(445)	(1,725)	(17)	(1,742)

Net consolidations	(1,280)	634	(646)	91	(555)
Acquisitions	10,759	4,696	15,455	3,697	19,152

Net acquisitions	9,479	5,330	14,809	3,788	18,597

Internal consolidations(2)	(2,141)	3,510	1,369	269	1,638
Off-balance sheet securitizations	—	—	—	(1,871)	(1,871)
Repayments/claims/resales/other	(676)	(2,055)	(2,731)	(927)	(3,658)

Ending balance	$31,503	$68,109	$99,612	$11,014	$110,626

	Off-Balance Sheet
	Six months ended June 30, 2007
	FFELP	FFELP		Total Private	Total Off-
	Stafford and	Consolidation	Total	Education	Balance Sheet
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$15,028	$18,311	$33,339	$12,833	$46,172
Net consolidations:
Incremental consolidations from third parties	—	—	—	—	—
Consolidations to third parties	(620)	(127)	(747)	(36)	(783)

Net consolidations	(620)	(127)	(747)	(36)	(783)
Acquisitions	174	107	281	298	579

Net acquisitions	(446)	(20)	(466)	262	(204)

Internal consolidations(2)	(871)	(498)	(1,369)	(269)	(1,638)
Off-balance sheet securitizations	—	—	—	1,871	1,871
Repayments/claims/resales/other	(2,349)	(626)	(2,975)	(649)	(3,624)

Ending balance	$11,362	$17,167	$28,529	$14,048	$42,577

	Managed Portfolio
	Six months ended June 30, 2007
	FFELP	FFELP		Total Private	Total
	Stafford and	Consolidation	Total	Education	Managed Basis
	Other(1)	Loans	FFELP	Loans	Portfolio

Beginning balance	$39,869	$79,635	$119,504	$22,588	$142,092
Net consolidations:
Incremental consolidations from third parties	—	1,079	1,079	108	1,187
Consolidations to third parties	(1,900)	(572)	(2,472)	(53)	(2,525)

Net consolidations	(1,900)	507	(1,393)	55	(1,338)
Acquisitions	10,933	4,803	15,736	3,995	19,731

Net acquisitions	9,033	5,310	14,343	4,050	18,393

Internal consolidations(2)	(3,012)	3,012	—	—	—
Off-balance sheet securitizations	—	—	—	—	—
Repayments/claims/resales/other	(3,025)	(2,681)	(5,706)	(1,576)	(7,282)

Ending balance	$42,865	$85,276	$128,141	$25,062	$153,203

Total Managed Acquisitions(3)	$10,933	$5,882	$16,815	$4,103	$20,918

(1)	FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)	Represents loans that we either own on-balance sheet or loans that we consolidated from our off-balance sheet securitization trusts.

(3)	The Total Managed Acquisitions line includes incremental consolidations from third parties and acquisitions.

Student Loan Average Balances (net of unamortized premium/discount):

The following tables summarize the components of our Managed student loan portfolio and show the changing composition of our portfolio.

	Three months ended June 30, 2008
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
	Other(1)	Loans	FFELP	Loans	Total

On-balance sheet	$41,666	$73,509	$115,175	$18,573	$133,748
Off-balance sheet	8,736	16,122	24,858	13,317	38,175

Total Managed	$50,402	$89,631	$140,033	$31,890	$171,923

% of on-balance sheet FFELP	36%	64%	100%
% of Managed FFELP	36%	64%	100%
% of total	29%	52%	81%	19%	100%

	Three months ended March 31, 2008
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
	Other(1)	Loans	FFELP	Loans	Total

On-balance sheet	$38,349	$73,800	$112,149	$17,192	$129,341
Off-balance sheet	9,260	16,339	25,599	13,564	39,163

Total Managed	$47,609	$90,139	$137,748	$30,756	$168,504

% of on-balance sheet FFELP	34%	66%	100%
% of Managed FFELP	35%	65%	100%
% of total	28%	54%	82%	18%	100%

	Three months ended June 30, 2007
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
	Other(1)	Loans	FFELP	Loans	Total

On-balance sheet	$30,794	$67,154	$97,948	$10,917	$108,865
Off-balance sheet	11,852	17,356	29,208	14,224	43,432

Total Managed	$42,646	$84,510	$127,156	$25,141	$152,297

% of on-balance sheet FFELP	31%	69%	100%
% of Managed FFELP	34%	66%	100%
% of total	28%	55%	83%	17%	100%

	Six months ended June 30, 2008
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
	Other(1)	Loans	FFELP	Loans	Total

On-balance sheet	$40,008	$73,654	$113,662	$17,882	$131,544
Off-balance sheet	8,998	16,231	25,229	13,441	38,670

Total Managed	$49,006	$89,885	$138,891	$31,323	$170,214

% of on-balance sheet FFELP	35%	65%	100%
% of Managed FFELP	35%	65%	100%
% of total	29%	53%	82%	18%	100%

	Six months ended June 30, 2007
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
	Other(1)	Loans	FFELP	Loans	Total

On-balance sheet	$28,851	$65,218	$94,069	$11,134	$105,203
Off-balance sheet	12,880	17,687	30,567	13,477	44,044

Total Managed	$41,731	$82,905	$124,636	$24,611	$149,247

% of on-balance sheet FFELP	31%	69%	100%
% of Managed FFELP	33%	67%	100%
% of total	28%	56%	84%	16%	100%

(1)	FFELP category is primarily Stafford loans, but also includes federally insured PLUS and HEAL loans.

ASSET PERFORMANCE GROUP (“APG”) BUSINESS SEGMENT

The following tables include “Core Earnings” results for our APG business segment.

	Quarter ended June 30, 2008
	Purchased	Purchased
	Paper—	Paper —
	Non-	Mortgage/	Contingency
	Mortgage	Properties	& Other	Total APG

Contingency fee income	$3	$—	$81	$84
Collections revenue (loss)	57	(30)	—	27

Total income (loss)	60	(30)	81	111
Restructuring expenses	1	—	4	5
Operating expenses	51	10	49	110

Total expenses	52	10	53	115
Net interest expense	4	1	2	7

Income (loss) before income taxes and minority interest in net earnings of subsidiaries	4	(41)	26	(11)
Income tax expense (benefit)	1	(15)	10	(4)

Income (loss) before minority interest in net earnings of subsidiaries	3	(26)	16	(7)
Minority interest in net earnings of subsidiaries	3	—	—	3

“Core Earnings” net income (loss)	$—	$(26)	$16	$(10)

	Quarter ended March 31, 2008
	Purchased	Purchased
	Paper —	Paper —
	Non-	Mortgage/	Contingency
	Mortgage	Properties	& Other	Total APG

Contingency fee income	$3	$—	$82	$85
Collections revenue	51	5	—	56

Total income	54	5	82	141
Restructuring expenses	1	—	—	1
Operating expenses	51	10	44	105

Total expenses	52	10	44	106
Net interest expense	3	1	3	7

Income (loss) before income taxes and minority interest in net earnings of subsidiaries	(1)	(6)	35	28
Income tax expense (benefit)	(1)	(2)	13	10

Income (loss) before minority interest in net earnings of subsidiaries	—	(4)	22	18
Minority interest in net earnings of subsidiaries	—	—	—	—

“Core Earnings” net income (loss)	$—	$(4)	$22	$18

	Quarter ended June 30, 2007
	Purchased	Purchased
	Paper—	Paper —
	Non-	Mortgage/	Contingency
	Mortgage	Properties	& Other	Total APG

Contingency fee income	$2	$—	$78	$80
Collections revenue	59	18	—	77

Total income	61	18	78	157
Restructuring expenses	—	—	—	—
Operating expenses	40	6	50	96

Total expenses	40	6	50	96
Net interest expense	4	1	2	7

Income before income taxes and minority interest in net earnings of subsidiaries	17	11	26	54
Income tax expense	6	4	10	20

Income before minority interest in net earnings of subsidiaries	11	7	16	34
Minority interest in net earnings of subsidiaries	1	—	—	1

“Core Earnings” net income	$10	$7	$16	$33

	Six months ended June 30, 2008
	Purchased	Purchased
	Paper —	Paper —
	Non-	Mortgage/	Contingency
	Mortgage	Properties	& Other	Total APG

Contingency fee income	$6	$—	$163	$169
Collections revenue (loss)	109	(25)	—	84

Total income (loss)	115	(25)	163	253
Restructuring expenses	1	—	5	6
Operating expenses	104	19	93	216

Total expenses	105	19	98	222
Net interest expense	7	3	4	14

Income (loss) before income taxes and minority interest in net earnings of subsidiaries	3	(47)	61	17
Income tax expense (benefit)	1	(17)	22	6

Income (loss) before minority interest in net earnings of subsidiaries	2	(30)	39	11
Minority interest in net earnings of subsidiaries	3	—	—	3

“Core Earnings” net income (loss)	$(1)	$(30)	$39	$8

	Six months ended June 30, 2007
	Purchased	Purchased
	Paper —	Paper —
	Non-	Mortgage/	Contingency
	Mortgage	Properties	& Other	Total APG

Contingency fee income	$4	$—	$162	$166
Collections revenue	115	28	—	143

Total income	119	28	162	309
Restructuring expenses	—	—	—	—
Operating expenses	79	12	99	190

Total expenses	79	12	99	190
Net interest expense	7	2	4	13

Income before income taxes and minority interest in net earnings of subsidiaries	33	14	59	106
Income tax expense	12	5	22	39

Income before minority interest in net earnings of subsidiaries	21	9	37	67
Minority interest in net earnings of subsidiaries	2	—	—	2

“Core Earnings” net income	$19	$9	$37	$65

The decrease in collections revenue for the second quarter of 2008 versus the prior quarter and year-ago quarters was primarily due to impairments recognized during the current quarter related to purchased paper portfolios. Declines in real estate values, as well as lengthening the assumed lifetime collection period due to the weakening U.S. economy, resulted in impairments related to the mortgage purchased paper portfolios of $51 million, $20 million and $2 million in the quarters ended June 30, 2008, March 31, 2008, and June 30, 2007, respectively. The economic environment has also resulted in lengthening the assumed lifetime collection period related to the Company’s non-mortgage, purchased paper portfolios, resulting in impairments of $7 million, $9 million, and $3 million for the quarters ended June 30, 2008, March 31, 2008, and June 30, 2007, respectively.

Purchased Paper — Non-Mortgage

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Face value of purchases for the period	$1,349	$1,529	$1,064	$2,878	$2,140
Purchase price for the period	125	143	121	268	223
% of face value purchased	9.3%	9.4%	11.4%	9.3%	10.4%
Gross cash collections (“GCC”)	$172	$159	$124	$331	$239
Collections revenue	57	51	59	109	115
Collections revenue as a % of GCC	33%	32%	48%	33%	48%
Carrying value of purchases	$633	$623	$376	$633	$376

The amount of face value of purchases in any quarter is a function of a combination of factors including the amount of receivables available for purchase in the marketplace, average age of each portfolio, the asset class of the receivables, and competition in the marketplace. As a result, the percentage of face value purchased will vary from quarter to quarter. The decrease in collections revenue as a percentage of gross cash collections (“GCC”) in the quarter ended June 30, 2008 compared to the year-ago quarters is primarily due to a significant increase in new portfolio purchases in the second half of 2007. Typically, revenue recognition based on a portfolio’s effective interest rate is a lower percentage of cash collections in the early stages of servicing a portfolio.

Purchased Paper — Mortgage/Properties

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Face value of purchases for the period	$—	$39	$485	$39	$725
Collections revenue	(30)	5	18	(25)	28
Collateral value of purchases	—	29	442	29	690
Purchase price for the period	—	19	329	19	524
Purchase price as a % of collateral fair value	—%	66%	74%	66%	76%
Carrying value of purchases	$1,013	$1,130	$930	$1,013	$930
Carrying value of purchases as a % of collateral fair value	77%	77%	77%	77%	77%

The purchase price for sub-performing and non-performing mortgage loans is generally determined as a percentage of the underlying collateral’s fair value, but we also consider a number of factors in pricing mortgage loan portfolios to attain a targeted yield. Therefore, the purchase price as a percentage of collateral fair value can fluctuate depending on the mix of sub-performing versus non-performing mortgages in the portfolio, the projected timeline to resolution of loans in the portfolio and the level of private mortgage insurance associated with particular assets. The carrying value of purchases (the basis we carry on our balance sheet) as a percentage of collateral fair value has remained consistent throughout the last year. As the collateral fair value has declined over the past year, the carrying value on our balance sheet has declined proportionately through impairments recognized. The decline in actual purchases in the second quarter of 2008, compared to the prior and year-ago quarters, is due to the Company’s decision to be more selective, due to the current liquidity and credit environment that exists.

Contingency Inventory

The following table presents the outstanding inventory of receivables that are currently being serviced through our APG business segment.

	June 30,	March 31,	June 30,
	2008	2008	2007

Contingency:
Student loans	$8,730	$8,498	$8,739
Other	1,692	1,752	1,590

Total	$10,422	$10,250	$10,329

Operating Expenses — APG Business Segment

For the quarters ended June 30, 2008, March 31, 2008, and June 30, 2007, operating expenses for the APG business segment, excluding $1 million in other reorganization-related asset impairments recognized in the second quarter of 2008, totaled $109 million, $105 million, and $96 million, respectively. The increase in operating expense from the prior and year-ago quarter is primarily due to higher collection costs associated with collections revenues.

CORPORATE AND OTHER BUSINESS SEGMENT

The following table includes “Core Earnings” results for our Corporate and Other business segment.

	Quarters ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007

Net interest income (loss) after provisions for losses	$—	$1	$2	$1	$(3)
Guarantor servicing fees	24	35	30	58	70
Loan servicing fees	5	6	5	11	12
Upromise	26	26	26	52	51
Other	14	19	18	34	37

Total other income	69	86	79	155	170
Restructuring expenses	11	5	—	15	—
Operating expenses	73	70	104	144	172

Total expenses	84	75	104	159	172

Income (loss) before income taxes	(15)	12	(23)	(3)	(5)
Income tax expense (benefit)	(6)	5	(9)	(1)	(2)

“Core Earnings” net income (loss)	$(9)	$7	$(14)	$(2)	$(3)

The decrease in guarantor servicing fees versus the prior quarter was primarily due to the seasonality of loan disbursements which were higher in the first quarter of 2008 versus the second quarter of 2008. The decrease in guarantor servicing fees for the second quarter of 2008 versus the year-ago quarter was primarily due to a decrease in the account maintenance fees earned in the current quarter due to legislative changes effective October 1, 2007 as a result of CCRAA.

USA Funds, the nation’s largest guarantee agency, accounted for 86 percent, 88 percent and 86 percent, respectively, of guarantor servicing fees and 12 percent, 16 percent and 17 percent, respectively, of revenues associated with other products and services for the quarters ended June 30, 2008, March 31, 2008, and June 30, 2007.

Operating Expenses — Corporate and Other Business Segment

Operating expenses for our Corporate and Other business segment include direct costs incurred to service loans for unrelated third parties, to perform guarantor servicing on behalf of guarantor agencies, operate our Upromise subsidiary, as well as information technology expenses related to these functions. Operating expenses also include unallocated corporate overhead expenses for centralized headquarters functions. Operating expenses for the current quarter also include other reorganization-related asset impairments of $1 million. The $31 million decrease in operating expenses versus the year-ago quarter was primarily due to a decrease in Merger-related expenses.

LIQUIDITY AND CAPITAL RESOURCES

Except in the case of business acquisitions and our APG purchased paper business, which are discussed separately, our APG contingency collections and Corporate and Other business segments are not capital-intensive businesses and as such, a minimal amount of debt and equity capital is allocated to these segments. Therefore, the following “LIQUIDITY AND CAPITAL RESOURCES” discussion is concentrated on our Lending business segment.

Historically, the Company funded its new loan originations with a combination of unsecured debt and student loan asset-backed securities. Since the Merger announcement in April 2007, the Company has funded its loan originations primarily through the issuance of student loan asset-backed securities and secured student loan financing facilities, as further described below. On June 12, 2008 SLM Corporation sold $2.5 billion of 8.45 percent, 10-year senior unsecured notes (the “8.45% Notes”) priced to yield 8.75 percent, which was immediately swapped to LIBOR plus approximately 400 basis points. Terms of the 8.45% Notes require the

Company to redeem the notes at a price of 101 percent of par if, in connection with a change in control of the Company, the Company’s corporate credit ratings are downgraded to below investment grade or withdrawn. This unsecured note issue, the Company’s first since the Merger announcement, provided us with additional liquidity and further diversified our funding sources. We anticipate issuing unsecured corporate debt more regularly in the future.

We historically have been a regular issuer of term asset-backed securities (“ABS”) in the domestic and international capital markets. We securitized $25.4 billion in student loans in nine transactions in 2007, compared to $32.1 billion in thirteen transactions in 2006.

More recently, adverse conditions in the securitization markets have reduced our access to and increased the cost of borrowing in the market for student loan asset-backed securities. We completed three FFELP term ABS transactions totaling $7.1 billion and six term ABS transactions totaling $11.8 billion, in the three and six months ended June 30, 2008, respectively. Although we expect ABS financing to remain our primary source of funding, we have seen, and continue to expect to see, our transaction volumes to be more limited and pricing less favorable than prior to the credit market dislocation that began in the summer of 2007, with significantly reduced opportunities to place subordinated tranches of ABS with investors. All-in costs of our new issue FFELP term ABS averaged LIBOR plus 1.40 percent in the second quarter of 2008. The all-in cost for our most recent issue FFELP term ABS, which closed on July 2, 2008, was LIBOR plus 0.85 percent. Our ability to securitize Private Education Loans is more limited than FFELP loans currently. The last Private Education Loan securitization we completed was in the first quarter of 2007.

During the first quarter of 2008, the Company closed three new asset-backed financing facilities (the “2008 Asset-Backed Financing Facilities”): (i) a $26.0 billion FFELP student loan ABCP conduit facility; (ii) a $5.9 billion Private Education Loan ABCP conduit facility (collectively, the “2008 ABCP Facilities”); and (iii) a $2.0 billion secured FFELP loan facility (the “2008 Asset-Backed Loan Facility”). The initial term of the new 2008 Asset-Backed Financing Facilities is 364 days. The underlying cost of borrowing under the 2008 ABCP Facilities is LIBOR plus 0.68 percent for the FFELP loan facilities and LIBOR plus 1.55 percent for the Private Education Loan facility, excluding up-front and unused commitment fees. All-in pricing on the new 2008 ABCP Facilities will vary based on usage. The Company currently estimates that the combined, fully utilized all-in cost of borrowings related to the 2008 Asset-Backed Financing Facilities including amortized up-front fees and unused commitment fees, is likely to be approximately LIBOR plus 2.15 percent. The 2008 ABCP Facilities will provide funding for certain of the Company’s FFELP and Private Education Loans until such time as these loans are refinanced in the term ABS markets. Funding under the new 2008 ABCP Facilities is subject to usual and customary conditions. The maximum amount the Company may borrow under the 2008 ABCP Facilities is limited based on certain factors, including market conditions, and was approximately $29.7 billion as of June 30, 2008. The 2008 ABCP Facilities are subject to termination under certain circumstances, including the Company’s failure to comply with the principal financial covenants in its unsecured revolving credit facilities. Borrowings under the 2008 Asset-Backed Financing Facilities are non-recourse to the Company. The 2008 Asset-Backed Financing Facilities will need to be refinanced in February 2009. The Company’s current intention is to be in a position that, by February 2009, we will not need to refinance the full amount that was originally borrowed under the facilities.

Secured borrowings, including securitizations, asset-backed commercial paper (“ABCP”) borrowings and indentured trusts, comprised 76 percent of our Managed debt outstanding at June 30, 2008, versus 71 percent at June 30, 2007.

The Company has not recently relied, and does not intend to rely, on the auction rate securities market as a source of funding. At June 30, 2008, we had $3.3 billion of taxable and $1.7 billion of tax-exempt auction rate securities outstanding on a Managed Basis. In February 2008, an imbalance of supply and demand in the auction rate securities market as a whole led to failures of the auctions pursuant to which certain of our auction rate securities’ interest rates are set. This imbalance continued through the second quarter and, as a result, all of the Company’s auction rate securities as of June 30, 2008 bear interest at the maximum rate allowable under their terms. The maximum allowable interest rate on our $3.3 billion of taxable auction rate securities is generally LIBOR plus 1.50 percent. In the fourth quarter of 2007, the maximum allowable interest rate on many of our $1.7 billion of tax-exempt auction rate securities was amended to LIBOR plus 2.00 percent through May 31, 2008. After May 31, 2008, the maximum allowable rate on these securities reverted to a formula driven rate, which as of June 30, 2008, produced various maximum rates of up to 4.25 percent.

In the past, we employed reset rate note structures in conjunction with the issuance of certain tranches of our term asset-backed securities. Reset rate notes are subject to periodic remarketing, at which time the interest rates on the reset rate notes are reset. To date, we have successfully remarketed all of our reset rate notes. In the event a reset rate note cannot be remarketed on its remarketing date, the interest rate generally steps up to and remains LIBOR plus 0.75 percent, until such time as the bonds are successfully remarketed. The Company also has the option to repurchase the reset rate note prior to a failed remarketing and hold it as an investment until such time it can be remarketed. The Company’s repurchase of a reset rate note requires additional funding, the availability and pricing of which may be less favorable to the Company than it was at the time the reset rate note was originally issued. As of June 30, 2008, on a Managed Basis, the Company had $2.0 billion, $2.1 billion and $2.5 billion of reset rate notes due to be remarketed in the remainder of 2008, 2009 and 2010, and an additional $8.5 billion to be remarketed thereafter.

ED’s Loan Purchase Commitment and Loan Participation Programs

On July 1, 2008, pursuant to the “Ensuring Continued Access to Student Loans Act of 2008” ED announced terms under which it will offer to purchase FFELP student loans and loan participations from FFELP lenders. Under ED’s Loan Purchase Commitment Program (“Purchase Program”), ED will purchase loans at a price equal to the sum of (i) par value, (ii) accrued interest, (iii) the one percent origination fee paid to ED, and (iv) a fixed amount of $75 per loan. Lenders will have until September 30, 2009, to sell loans to ED. Under ED’s Loan Participation Purchase Program (“Participation Program”), ED will provide interim short-term liquidity to FFELP lenders by purchasing participation interests in pools of FFELP loans. FFELP lenders will be charged at a rate of commercial paper plus 0.50% on the principal amount of participation interests outstanding. Loans funded under the Participation Program must be either refinanced by the lender or sold to ED pursuant to the Purchase Program prior to its expiration on September 30, 2009. To be eligible for purchase or participation under ED’s programs, loans must be FFELP Stafford or PLUS loans made for the academic year 2008-2009, first disbursed between May 1, 2008 and July 1, 2009, and have no ongoing borrower benefits, other than permitted rate reductions of 0.25 percent for automatic payment processing.

We expect to utilize the Participation Program to fund a significant portion of our Stafford and PLUS loan originations for the academic year 2008-2009. FFELP loans funded by the Company under the Participation Program will be either refinanced in the capital markets or sold pursuant to the Purchase Program prior to the September 30, 2009 expiration of the Participation Program. Access to ED’s Participation Program will increase our liquidity and reduce our borrowing needs under the 2008 ABCP Facilities. ED has publicly stated that the Purchase and Participation Programs are intended to be short-term liquidity solutions for FFELP lenders, and were made available to assure students’ access to FFELP loans originated for academic year 2008-2009 until such time as a longer-term solution can be developed. ED has not yet publicly proposed a long-term liquidity solution, nor indicated when it will do so. As a result, we are currently unable to predict how such a longer-term solution will impact the Company’s funding needs or financing costs in the future.

Primary Sources of Liquidity and Available Capacity

During the remainder of 2008, we expect to fund our liquidity needs through our cash and investment portfolio, the liquidity facilities provided by ED, the 2008 Asset-Backed Financing Facilities, the issuance of term ABS and, to a lesser extent, if possible, unsecured debt and other sources. To supplement our funding sources, we maintain an additional $6.5 billion in unsecured revolving credit facilities, of which $1.0 billion matures in October 2008. We have not in the past relied upon, and do not expect to rely on, our $6.5 billion unsecured revolving credit facilities as a primary source of liquidity. Although we have never borrowed under these facilities, they are available to be drawn upon for general corporate purposes.

The following table details our primary sources of liquidity and the available capacity at June 30, 2008, March 31, 2008 and December 31, 2007.

	June 30, 2008	March 31, 2008	December 31, 2007
	Available Capacity	Available Capacity	Available Capacity

Sources of primary liquidity:
Unrestricted cash and liquid investments:
Cash and cash equivalents	$5,123	$3,822	$7,582
U.S. Treasury-backed securities	625	541	643
Commercial paper and asset-backed commercial paper	1,550	500	1,349
Certificates of deposit	250	—	600
Other	75	74	83

Total unrestricted cash and liquid investments(1)(2)	7,623	4,937	10,257
Unused commercial paper and bank lines of credit	6,500	6,500	6,500
2008 ABCP Facilities(3)	5,425	6,933	—
ABCP borrowing capacity	—	—	5,933
Interim ABCP Facility borrowing capacity	—	—	4,040

Total sources of primary liquidity	19,548	18,370	26,730

Sources of stand-by liquidity:
Unencumbered FFELP loans(4)	14,070	19,178	18,731

Total sources of primary and stand-by liquidity	$33,618	$37,548	$45,461

(1)	Excludes $208 million, $298 million and $196 million of investments pledged as collateral related to certain derivative positions and $82 million, $84 million and $93 million of other non-liquid investments classified at June 30, 2008, March 31, 2008 and December 31, 2007, respectively, as cash and investments on our balance sheet in accordance with GAAP.

(2)	Includes $2.1 billion, $2.2 billion and $1.3 billion, at June 30, 2008, March 31, 2008 and December 31, 2007, respectively, of cash collateral pledged by derivative counterparties and held by the Company in unrestricted cash.

(3)	Represents the difference between the maximum amount the Company may borrow under the 2008 ABCP Facilities and the amount outstanding, or $29.7 billion less $24.3 billion outstanding as of June 30, 2008.

(4)	Approximately $200 million qualifies to be financed by ED’s Participation Program and to be subsequently sold to ED under ED’s Purchase Program.

We believe our unencumbered FFELP loan portfolio provides a source of potential or stand-by liquidity because of the well-developed market for securitizations. In addition to the assets listed in the table above, we hold on-balance sheet a number of other unencumbered assets, consisting primarily of Private Education Loans, Retained Interests and other assets. At June 30, 2008, we had a total of $47.9 billion of unencumbered assets, including goodwill and acquired intangibles.

Managed Borrowings

The following tables present the ending balances of our Managed borrowings at June 30, 2008, March 31, 2008, and June 30, 2007.

	June 30, 2008			March 31, 2008			June 30, 2007
			Total			Total			Total
	Short	Long	Managed	Short	Long	Managed	Short	Long	Managed
	Term	Term	Basis	Term	Term	Basis	Term	Term	Basis

Unsecured borrowings	$8,174	$34,167	$42,341	$10,737	$33,187	$43,924	$7,823	$40,235	$48,058
Indentured trusts (on-balance sheet)	73	2,310	2,383	109	2,340	2,449	50	2,714	2,764
ABCP borrowings (on-balance sheet)(1)	26,273	—	26,273	24,717	—	24,717	1,516	5,779	7,295
Securitizations (on-balance sheet)	—	76,309	76,309	—	71,025	71,025	—	64,326	64,326
Securitizations (off-balance sheet)	—	39,741	39,741	—	40,912	40,912	—	45,975	45,975
Other	2,668	—	2,668	2,521	—	2,521	382	—	382

Total	$37,188	$152,527	$189,715	$38,084	$147,464	$185,548	$9,771	$159,029	$168,800

(1)	Includes the 2008 Asset-Backed Loan Facility.

The following table presents the senior unsecured credit ratings assigned by major rating agencies as of June 30, 2008.

	Moody’s		S&P	Fitch

Short-term unsecured debt	P-2	(1)	A-3	F3
Long-term senior unsecured debt	Baa2	(1)	BBB−	BBB

(1)	Negative outlook

Retained Interest in Securitized Receivables

The following tables summarize the fair value of the Company’s Residual Interests, included in the Company’s Retained Interest (and the assumptions used to value such Residual Interests), along with the underlying off-balance sheet student loans that relate to those securitizations in transactions that were treated as sales as of June 30, 2008 and December 31, 2007.

	As of June 30, 2008
	FFELP	Consolidation	Private
	Stafford and	Loan	Education
(Dollars in millions)	PLUS	Trusts(1)	Loan Trusts	Total

Fair value of Residual Interests(2)	$410	$619	$1,516	$2,545
Underlying securitized loan balance(3)	8,383	15,586	13,773	37,742
Weighted average life	2.8 yrs.	7.3 yrs.	6.6 yrs.
Prepayment speed (annual rate)(4)
Interim status	0%	N/A	0%
Repayment status	0-30%	3-8%	1-30%
Life of loan — repayment status	17%	6%	9%
Expected remaining credit losses (% of outstanding student loan principal)	.10%	.20%	5.36%
Residual cash flows discount rate	12.0%	10.0%	16.4%

	As of December 31, 2007
	FFELP	Consolidation	Private
	Stafford and	Loan	Education
(Dollars in millions)	PLUS	Trusts(1)	Loan Trusts	Total

Fair value of Residual Interests(2)	$390	$730	$1,924	$3,044
Underlying securitized loan balance(3)	9,338	15,968	14,199	39,505
Weighted average life	2.7 yrs	7.4 yrs.	7.0 yrs.
Prepayment speed (annual rate)(4)
Interim status	0%	N/A	0%
Repayment status	0-37%	3-8%	1-30%
Life of loan — repayment status	21%	6%	9%
Expected remaining credit losses (% of outstanding student loan principal)	.11%	.21%	5.28%
Residual cash flows discount rate	12.0%	9.8%	12.9%

(1)	Includes $295 million and $283 million related to the fair value of the Embedded Floor Income as of June 30, 2008 and December 31, 2007, respectively. Changes in the fair value of the Embedded Floor Income are primarily due to changes in the interest rates and the paydown of the underlying loans.

(2)	At December 31, 2007, the Company had unrealized gains (pre-tax) in accumulated other comprehensive income of $301 million that related to the Retained Interests. There were no such gains at June 30, 2008.

(3)	In addition to student loans in off-balance sheet trusts, the Company had $75.2 billion and $65.5 billion of securitized student loans outstanding (face amount) as of June 30, 2008 and December 31, 2007, respectively, in on-balance sheet securitization trusts.

(4)	The Company uses CPR curves for Residual Interest valuations that are based on seasoning (the number of months since entering repayment). Under this methodology, a different CPR is applied to each year of a loan’s seasoning. Repayment status CPR used is based on the number of months since first entering repayment (seasoning). Life of loan CPR is related to repayment status only and does not include the impact of the loan while in interim status. The CPR assumption used for all periods includes the impact of projected defaults.

As previously discussed, the Company adopted SFAS No. 159 on January 1, 2008, and has elected the fair value option on all of the Residual Interests effective January 1, 2008. The Company chose this election in order to record all Residual Interests under one accounting model. Prior to this election, Residual Interests were accounted for either under SFAS No. 115 with changes in fair value recorded through other comprehensive income, except if impaired in which case changes in fair value were recorded through income, or under SFAS No. 155 with all changes in fair value recorded through income. Changes in the fair value of Residual Interests from January 1, 2008 forward are recorded through the income statement.

The Company recorded a net unrealized mark-to-market loss related to the Residual Interests of $192 million and $88 million during the second and first quarters of 2008, respectively. The second quarter mark-to-market loss was primarily related to the increase in the discount rate assumption related to the Private Education Loan Residual Interest. The Company assessed the appropriateness of the current risk premium, which is added to the risk free rate, for the purpose of arriving at a discount rate in light of the current economic and credit uncertainty that exists in the market as of June 30, 2008. This discount rate is applied to the projected cash flows to arrive at a fair value representative of the current economic conditions. The Company increased the risk premium by 175 basis points (from March 31, 2008) to better take into account the current level of cash flow uncertainty and lack of liquidity that exists with the Private Education Loan Residual Interests.

The second quarter mark-to-market loss was primarily related to increases in interest rates during the quarter reducing the value of Embedded Fixed Rate Floor Income within the FFELP Residual Interests ($137 million decrease) and increasing the discount rate used to value the Private Education Residual Interests ($57 million decrease). Additionally, the Company increased the spread to Libor component of the Private Education discount rate formula to better reflect current market conditions which resulted in a $113 million Residual Interest mark-to-market loss. Actual quarterly experience, including improved forward curve spreads used in the valuation of some of the Residual Interests, partially mitigated these mark-to-market losses.

The first quarter mark-to-market loss was primarily related to increases in both the cost of funds assumptions related to the underlying auction rate securities bonds ($2.3 billion face amount of bonds) within the FFELP ($1.7 billion face amount of bonds) and Private Education Loan ($0.6 billion face amount of bonds) trusts, as well as an increase in the discount rate related to the Private Education Loan Residual Interest. These unrealized losses in the first quarter of 2008 were partially offset by an unrealized mark-to-market gain related to the Embedded Fixed Rate Floor Income within the FFELP Residual Interests due to the significant decrease in interest rates during the quarter.

The Company recorded impairments to the Retained Interests of $35 million for the year-ago quarter. The impairment charges were the result of FFELP loans prepaying faster than projected through loan consolidations. In addition, the Company recorded an unrealized mark-to-market loss under SFAS No. 155 of $22 million in the year-ago quarter.

LEGISLATIVE/LEGAL PROCEEDINGS UPDATES

Legislative and Regulatory Developments

On July 1, 2008, pursuant to the “Ensuring Continued Access to Student Loans Act of 2008,” ED announced terms under which it will offer to purchase FFELP student loans and loan participations from FFELP lenders (see “LIQUIDITY AND CAPITAL RESOURCES — ED’s Loan Purchase Commitment and Loan Participation Programs”). Additional details of the programs are available in the Federal Register dated July 1, 2008.

Legal Proceedings

Significant Updates to Previously Reported Legal Proceedings

On June 16, 2008, the court granted summary judgment on all counts against all Defendants in Chae, et. al v. SLM Corporation, et. al, (U.S. District Court for the Central District of California), which challenged the Company’s billing practices as they relate to use of the simple daily interest method for calculating interest, charging of late fees while charging simple daily interest, and setting the first payment date at 60 days for consolidation and PLUS loans. On June 16, 2008, the court also denied as moot, plaintiffs’ motion for class certification, United States of America’s motion for summary judgment, and plaintiffs’ partial motion for summary judgment, and the court canceled the jury trial previously scheduled for July 22, 2008. The court entered judgment in the case on June 25, 2008. On July 16, 2008, Plaintiffs filed a notice of appeal with the Ninth Circuit Court of Appeals.

On June 24, 2008, plaintiff voluntarily dismissed Boston v. SLM Corporation et. al,(U.S. District Court for the Southern District of New York), a putative class action complaint for alleged violations of the Employee Retirement Income Security Act regarding 401(k) plan interest in the Company’s common stock. A similar case, Slaymon v. SLM Corporation et. al, (U.S. District Court for the Southern District of New York) remains outstanding.